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                                                                EXHIBIT 10.22(i)














                     NATURAL GAS PURCHASE AND SALE AGREEMENT

                                 DATED EFFECTIVE
                                 JANUARY 1, 1999

                                     BETWEEN


                         UNION PACIFIC RESOURCES COMPANY


                                       AND


                            UNION PACIFIC FUELS, INC.


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                                TABLE OF CONTENTS

                                                                                                               Page
I.    DEFINITIONS.................................................................................................1
         1.1 .....................................................................................................1

II.   COMMITMENT OF GAS AND OBLIGATION TO PURCHASE................................................................5
         2.1      Committed Gas...................................................................................5
         2.2      Excluded Gas....................................................................................5
                           2.2.1    Farmout Acreage...............................................................6
                           2.2.2    Pre-Effective Date Commitments................................................6
                           2.2.3    Operational Reservations......................................................6
                           2.2.4    Curtailed or Shut-In Gas......................................................7
                           2.2.5    Facility Gas..................................................................8
                           2.2.6    New Source of Supply Gas......................................................8
                           2.2.7    Lien Gas......................................................................8
         2.3      First-of-the-Month Availability Report..........................................................9
                           2.3.1    Revised Availability Report..................................................10
                           2.3.2    Estimates of Additional Quantities of Committed Gas..........................10
                           2.3.3    UPFUELS Information..........................................................10
                           2.3.4    Production Information.......................................................10

III.  TRANSPORTATION AND PENALTIES...............................................................................11
         3.1      Upstream Gathering and Transportation Agreements...............................................11
         3.2      Transporter's Tariff...........................................................................11
         3.3      Imbalances Generally...........................................................................11
                           3.3.1    Liability for Imbalance Charges..............................................12
         3.4      Operational Flow Orders........................................................................12
         3.5      Operational Balancing Agreements...............................................................13

IV.   QUANTITY, DELIVERY & PURCHASE OF COMMITTED GAS.............................................................13
         4.1      Purchase and Sale Obligation...................................................................13
                  4.1.1    UPR's Delivery Obligation.............................................................13
                  4.1.2    UPFUELS' Take Obligation..............................................................13
         4.2      Certain Defaults Related to the Delivery and Taking of Committed Gas...........................13
                  4.2.1    UPR Over-Delivery Default.............................................................13
                  4.2.2    UPR Under-Delivery Default............................................................14
                  4.2.3    Material UPR Delivery Default.........................................................14
                  4.2.4    UPFUELS Take Default..................................................................15
                  4.2.5    Material UPFUELS Take Default.........................................................15
                  4.2.6    Exclusive Consequences of UPR Delivery Defaults and UPFUELS Take Defaults.............15
         4.3      Provision Regarding Output Contract Laws.......................................................16


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
V.    TITLE AND RESPONSIBILITY...................................................................................16
         5.1      UPR Responsibility.............................................................................16
         5.2      UPFUELS Responsibility.........................................................................17

VI.   QUALITY, MEASUREMENT AND TESTS.............................................................................17
         6.1      Quality Specifications.........................................................................17
         6.2      Volume and Heating Value.......................................................................18
         6.3      Test Data and Charts...........................................................................18

VII.  PRICE......................................................................................................18
         7.1      Price for Committed Gas Generally..............................................................18
         7.2      Split Connect Price............................................................................19
         7.3      Locked Price Option............................................................................19
                           7.3.1    Request for a Locked Price...................................................20
                           7.3.2    Procedures...................................................................20
                           7.3.3    Locked Quantities............................................................20
                           7.3.4    Irrevocability...............................................................21
                           7.3.5    Availability of Committed Gas................................................21
                           7.3.6    Cessation of Futures Trading.................................................21
                           7.3.7    Applicability of Other Provisions of this Agreement to Committed Gas Sold
                           Under a Locked Price..................................................................21
                           7.3.8    Liquidation of Hedge Positions...............................................21
         7.4      Replacement of Indexes; Redetermination of Indexes, Split Connect Indexes and Index Price
                  Adjustments....................................................................................22
         7.5      Provisions Relating to Pricing Exhibit; Procedures for Change of Exhibit.......................22

VIII. ACCOUNTING, BILLING AND PAYMENT............................................................................23
         8.1      Statements.....................................................................................23
         8.2      Payment........................................................................................23
         8.3      Disputed Payments..............................................................................23
         8.4      Overdue Payments...............................................................................24
         8.5      Two Year Limit on Adjustments..................................................................24
         8.6      Audit..........................................................................................24
         8.7      Letter of Credit; Credit Enhancement...........................................................25

IX.   DISCLAIMER AND WARRANTY....................................................................................26
         9.1      Warranty.......................................................................................26
         9.2      Disclaimer.....................................................................................26

X.    FORCE MAJEURE..............................................................................................26
         10.1     Suspension of Obligations......................................................................26
         10.2     Force Majeure Defined..........................................................................26
         10.3     Exclusions.....................................................................................27


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
         10.4     Labor Disputes.................................................................................27
         10.5 ...................................................................................................27

XI.   TERM, DEFAULT AND REMEDIES.................................................................................27
         11.1     Term...........................................................................................27
         11.2     Defaults.......................................................................................28
         11.3     Consequences of Defaults.......................................................................29
         11.4     Setoff Rights..................................................................................30

XII.  DISPUTE RESOLUTION PROCEDURES..............................................................................30
         12.1     General Dispute Resolution Provisions..........................................................30
         12.2     Special Provisions Applicable to Price Disputes................................................33
         12.3     Special Provisions Applicable to Disputes for Less Than One Million Dollars....................34

XIII. NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY UPR;CHANGES OF CONTROL.......................................34
         13.1     Non-Assignability..............................................................................34
         13.2     Transfer of Interest...........................................................................34
         13.3     Change of Control..............................................................................35

XIV.  MISCELLANEOUS..............................................................................................36
         14.1     No Continuing Waiver...........................................................................36
         14.2     Government Regulation..........................................................................36
         14.3     Exclusion of Consequential Damages.............................................................36
         14.4     Notices........................................................................................36
         14.5     Choice of Law..................................................................................38
         14.6     Integration....................................................................................38
         14.7     Confidentiality................................................................................38
         14.8     Taxes..........................................................................................39
         14.9     Construction of Agreement......................................................................39
         14.10    Representations and Warranties of UPR..........................................................40
         14.11    Representations and Warranties of UPFUELS......................................................41
         14.12    No Third Party Beneficiaries...................................................................41
         14.13    Further Assurances.............................................................................41
         14.14    Exhibits.......................................................................................41



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EXHIBITS
         Exhibit A         Delivery Points, Indexes and Index Price Adjustments
         Exhibit B         Form of Availability Report
         Exhibit C         Pre-Effective Date Commitments
         Exhibit D         Price Lock Confirmation

                     NATURAL GAS PURCHASE AND SALE AGREEMENT


         This Natural Gas Purchase and Sale Agreement is made and entered into this 20th day of November, 1998, but effective as of the 1st day of January, 1999 ("Effective Date"), between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation (referred to herein as "UPR"), and UNION PACIFIC FUELS, INC., a Delaware corporation ("UPFUELS"), both UPR and UPFUELS sometimes referred to collectively as "Parties" or individually as a "Party."

                                 R E C I T A L S

         UPR is the owner and producer of Natural Gas and desires to sell Natural Gas to UPFUELS, and UPFUELS is a marketer of Natural Gas, provides products and services associated with the production, transportation and marketing of Natural Gas, and desires to purchase Natural Gas from UPR.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, UPR and UPFUELS agree as follows:

                                 I. DEFINITIONS

         1.1 General. The following terms shall have the meanings set forth below. Other terms are defined elsewhere in this Agreement.

         "Affiliate" shall mean any Person Controlling, Controlled by, or under common Control with another Person, whether directly or through one or more intermediaries. For purposes of this Agreement field-wide and individual well units created pursuant to 52 O.S. Section 287.8 (and like statutes in jurisdictions other than Oklahoma) shall not be deemed Affiliates of UPFUELS or UPR.

         "Agreement" shall mean the provisions of this document as it may be amended from time to time.

         "Availability Report" shall have the meaning set forth in Section 2.3.

         "Btu" (British Thermal Unit) shall mean the amount of heat energy required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59(0)F) to sixty degrees Fahrenheit (60(0)F), as determined on a dry basis.

         "Business Day" shall mean a day on which commercial banks are open for business in Fort Worth, Texas.

         "Committed Gas" shall have the meaning set forth in Section 2.1.

         "Contract Price" shall mean the First-of-the-Month Index Price, the Daily Index Price, the Split Connect Price, or the Locked Price, as applicable.

         "Control," "Controlling," "Controlled" or terms of similar import shall mean with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any other Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

         "Daily Index" shall mean, with respect to a particular Delivery Point(s), that published daily Index which has been determined by mutual agreement (or, if there is no published Index for the relevant Delivery Point(s), then such other Indexes as may be selected by mutual agreement) to best represent the spot market price for Gas at such Delivery Point(s) for a particular Day.

         "Daily Index Price" shall have the meaning set forth in Section 7.1.

         "Day" shall mean that period of 24 consecutive hours beginning and ending at 9:00 a.m. Central Clock Time, or such other time as may be specified in the Tariff of a Transporter.

         "Default" shall mean a UPFUELS Default or a UPR Default, as applicable.

         "Delivery Point(s)" shall mean the point(s) at which the title to Gas delivered under this Agreement passes from UPR to UPFUELS. The Delivery Point(s) of Committed Gas as of the Effective Date are listed on Exhibit A of this Agreement.

         "Effective Date" shall have the meaning given such term in the preamble to this Agreement.

         "Excluded Gas" shall have the meaning set forth in Section 2.2.

         "FERC" means the Federal Energy Regulatory Commission or any successor government authority.

         "First-of-the-Month Price" shall have the meaning set forth in Section 7.1.

         "Gas" or "Natural Gas" means the effluent vapor stream in its natural state produced from wells, including all hydrocarbon and nonhydrocarbon constituents, and including, without limitation, casinghead Gas produced with crude oil, and residue Gas resulting from the processing of Gas well Gas or casinghead Gas.

         "Imbalance Charges" shall mean any imbalance charges (including but not limited to imbalance penalties, penalties or other charges assessed for violating OFOs and cash-out costs) assessed against UPFUELS or UPR by a Transporter due to under-deliveries or over-deliveries of Gas.

         "Index(es)" shall mean, with respect to a particular Delivery Point(s), that published index which has been determined by mutual agreement (or, if there is no published index for the relevant Delivery Point(s), then such other indexes as may be selected by mutual agreement) to best represent the 30-Day spot market price for Gas at the Delivery Point(s). The initial Indexes applicable to each Delivery Point are set forth on Exhibit A.

         "Index Price" shall mean the First-of-the-Month Price, the Daily Index Price or the Split Connect Price, as applicable, after any applicable Index Price Adjustments, as set forth on Exhibit A.

         "Index Price Adjustments" shall mean, with respect to an Index Price for any Delivery Point(s), adjustments necessary to reflect transportation of Gas to the relevant Delivery Point(s). The initial Index Price Adjustments applicable to each of the Delivery Points as of the Effective Date are listed on Exhibit A.

         "Locked Price" shall have the meaning set forth in Section 7.3.

         "MMBtu" means one million (1,000,000) Btu.

         "Material UPFUELS Take Default" shall have the meaning set forth in
Section 4.2.5

         "Material UPR Delivery Default" shall have the meaning set forth in
Section 4.2.3.

         "Month" means the period commencing at 9:00 a.m. Central Clock Time on the first Day of a calendar month and ending at 9:00 a.m. Central Clock Time on the first Day of the immediately following calendar month.

         "New Source of Supply Gas" shall mean any Gas Owned or Controlled by UPR other than Committed Gas.

         "OFO" shall have the meaning set forth in Section 3.4.

         "Owned or Controlled" shall have the meaning set forth in Section 2.1.

         "Party" and "Parties" shall have the meanings given such terms in the preamble to this Agreement.

         "Person" shall mean any individual or entity, including, without limitation, any corporation, limited liability company, partnership (whether general or limited), joint venture, association, joint stock company, trust, business trust, cooperative, unincorporated organization, government (including, without limitation, any board, agency, political subdivision or other body thereof) or entities similar to any of the foregoing that are organized under the laws of foreign jurisdictions.

         "Pre-Effective Date Commitment" shall mean, for quantities of Gas produced under normal operating conditions in excess of 200 Mcf per Day at any Delivery Point (i) any contracts existing on the Effective Date with third Persons who are not Affiliates of UPR for the sale of Gas Owned or Controlled by UPR or its Affiliates, including, without limitation, such contracts listed on Exhibit C to be provided within 30 Days after execution and (ii) any joint operating agreement, unit operating agreement or similar agreement to which UPR is a party, and pursuant to which Gas Owned or Controlled by UPR is being sold on the Effective Date.

         "Reference Rate" shall mean the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the "prime rate" for commercial loans by Chase Manhattan Bank of New York (or its successor), as such "prime rate" may change from time to time, or (ii) the maximum applicable nonusurious rate of interest.

         "Split Connect Committed Gas" shall have the meaning set forth in
Section 7.2(a).

         "Split Connect Index" shall have the meaning set forth in Section
7.2(a).

         "Split Connect Price" shall have the meaning set forth in Section
7.2(a).

         "Tariff" means (i) the tariff of a Transporter, as such tariff is filed and in effect from time to time with the FERC or any other state or Federal governmental authority, or (ii) if a Transporter does not have such a tariff on file with the FERC or any other state or Federal governmental authority, such Transporter's operating policies and procedures, as they may be in effect from time to time.

         "Taxes" shall mean any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits, and assessments.

         "Transporter" shall mean an interstate or intrastate pipeline, including, without limitation, a gathering pipeline, that transports Gas.

         "UPFUELS Default" shall have the meaning set forth in Section 11.2(a).

         "UPR Default" shall have the meaning set forth in Section 11.2(b).

                II. COMMITMENT OF GAS AND OBLIGATION TO PURCHASE

         2.1 COMMITTED GAS. During the term of this Agreement, and subject to any limitations herein set forth, UPR agrees to sell to UPFUELS and UPFUELS agrees to purchase from UPR under the terms of this Agreement all deliverable Committed Gas, as defined in the third sentence of this Section 2.1. Subject to the terms and conditions of this Agreement, UPR's obligation to sell all deliverable Committed Gas, and UPFUELS' obligation to purchase all Committed Gas made available by UPR, are firm obligations. Committed Gas is defined as all Gas Owned or Controlled by UPR (including, without limitation, UPR's Affiliates) in the United States on the Effective Date, or Owned or Controlled thereafter during the term of this Agreement, from the Delivery Point(s) in existence on the Effective Date as set forth on Exhibit A, including, without limitation, Gas produced from state or federal waters on the Outer Continental Shelf and Gas which is committed to a gathering or processing agreement with UPFUELS on the Effective Date, but excluding (i) Gas Owned or Controlled by UPR in Alaska and Hawaii and (ii) Excluded Gas, as defined in Section 2.2. Committed Gas includes, without limitation, (x) Gas Owned or Controlled by UPR and produced from wells in existence on the Effective Date, (y) Gas Owned or Controlled by UPR from wells acquired, drilled or recompleted subsequent to the Effective Date which are produced at the Delivery Point(s) set forth on Exhibit A and (z) make-up Gas accruing to, and capable of being delivered by, UPR after the Effective Date as a result of production or pipeline imbalances regardless of whether the imbalances occurred before or after the Effective Date. The phrase "Owned or Controlled" as used in this Agreement, shall mean produced or producible Gas that is either: (i) owned by UPR as and when it is produced at the wellhead (including, without limitation, residue Gas), (ii) purchased by UPR and resold by UPR to UPFUELS (such Gas being called "Third-Party Gas"), but only if such Third-Party Gas is (a) being gathered and commingled with Gas Owned or Controlled by UPR (within the meaning of clauses (i) or (iii) of this Section 2.1) and all such Gas is subsequently gathered, processed or otherwise treated in connection with the marketing of such Gas, or (b) residue Gas, which has been commingled with and processed together with Gas Owned or Controlled by UPR (within the meaning of clauses (i) or (iii) of this Section 2.1), or (iii) Gas for which UPR has the written authority of the third party owner(s) thereof to act as such owner(s)' representative, agent, or attorney-in-fact in marketing such Gas (including, without limitation, under a joint operating agreement pursuant to which UPR is the operator), but only for the duration of such authorization.

         2.2 EXCLUDED GAS. Excluded Gas is defined as (a) New Source of Supply Gas; (b) Gas produced from or allocable to acreage farmed out by UPR to a third Person who is not an Affiliate of UPR, and that is not committed to any gathering or processing contract with UPFUELS, as more particularly set forth in
Section 2.2.1; (c) Gas that is committed to a Pre-Effective Date Commitment; (d) Gas required to fulfill UPR's obligations under (i) the royalty provisions of its oil, Gas and mineral leases, (ii) other provisions of its oil, Gas and mineral leases, and (iii) agreements customarily found in the oil and Gas exploration industry to which UPR is a party, including obligations pursuant to calls on production, rights of first refusal, reversionary rights to convert retained overriding royalties into working interests and similar rights in favor of third Persons of the sort customarily found in joint operating agreements, unit operating agreements, agreements for easements, farmins or similar drill-to-earn agreements, or other agreements typically entered into in connection with Gas exploration and production activities that affect UPR's oil, Gas and mineral leases or the wells situated thereon from time to time; (e) Gas subject to the operational reservations set forth in Section 2.2.3, (f) Gas curtailed or shut-in pursuant to Section 2.2.4; (g) Gas that UPR may require, in its sole discretion, to use in any facility owned by UPR or an Affiliate, or in which UPR or an Affiliate owns an interest, as more particularly set forth in
Section 2.2.5; (h) New Source of Supply Gas, as more particularly set forth in
Section 2.2.6, (i) Lien Gas and Gas affected by other transactions described in
Section 2.2.7 and (j) such other Gas as UPR and UPFUELS may mutually agree in writing.


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

                  2.2.1 FARMOUT ACREAGE. During the term of this Agreement, UPR shall be entitled to farm out to any third Person any acreage covered by an oil, Gas and mineral lease or mineral fee interest held by UPR. If there is production from acreage subject to a farmout, Gas produced from such acreage shall be Committed Gas, but only if such acreage is also committed to a gathering or processing agreement with UPFUELS on the date of such farmout. Except as specifically provided in the immediately preceding sentence, Gas produced from farmout acreage shall not be Committed Gas under this Agreement.

                  2.2.2 PRE-EFFECTIVE DATE COMMITMENTS. UPR agrees to exercise reasonable efforts to terminate any Pre-Effective Date Commitment at the earliest opportunity in accordance with the terms and conditions of such Commitment if, in the reasonable judgment of UPR, such termination will not result in adverse economic consequences to UPR.

                  2.2.3 OPERATIONAL RESERVATIONS. UPR reserves to itself, its successors, assigns and Affiliates the following rights (together with quantities of Gas sufficient to satisfy such rights):

                  (a) To operate UPR's leaseholds, lands and/or interests therein, free from any control by UPFUELS, in such manner as UPR deems advisable for the development and operation of UPR's leases (or on any unit, including, without limitation, field-wide units), including the right (but never the obligation) to transport Gas from one of UPR's leases to another in accordance with Section 2.2.3(f), to drill new wells, enhance production, to repair and rework UPR's wells, to renew and extend (in whole or in part) any lease, to abandon any well or surrender any lease (in whole or in part) for any reason, to abandon, modify, extend or dispose of any production facilities owned or installed (in whole or in part) by UPR, to treat Gas, to use Gas as compressor fuel, for ethane injection and recovery operations to generate power in connection with leasehold operations, to lift oil by repressuring, recycling or pressure maintenance operations and to otherwise operate such leases and fields free from any control by UPFUELS;

                  (b) To remove from the Committed Gas all liquids, liquid hydrocarbons, oil and/or condensate and any other non-methane constituents, both by lease separation and/or, prior to delivery into a main transmission line, by processing plant. It is specifically understood and agreed that such processing rights may be exercised either before or, if the Transporter allows, after delivery of the Committed Gas to UPFUELS at the Delivery Point(s). In addition, if any Delivery Point is located on an offshore platform, UPR may inject condensate into the Committed Gas stream delivered hereunder for transportation and redelivery to UPR at a separation facility located onshore if (i) the Transporter agrees that UPR may do so and (ii) UPR bears all charges of the Transporter attributable to the injection, transportation and redelivery of such condensate. The liquids, liquid hydrocarbons, oil and/or condensate removed (or the propanes, butanes, motor fuel or other products obtained) therefrom (collectively, "Removed Products") shall not be deemed Committed Gas, nor shall such Removed Products otherwise be subject to this Agreement and, when UPR is exercising its right to process the Committed Gas, title to the liquefiable hydrocarbons and other Removed Products shall remain at all times in UPR. In addition, by not later than ninety (90) Days after the Effective Date, UPR and UPFUELS will establish reasonable accounting and billing procedures so that (i) UPFUELS will pay only for the quantities of residue Committed Gas remaining after processing and


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


(ii) all charges of Transporter will be equitably allocated between UPFUELS and UPR, with UPR paying all costs attributable to the exercise of its processing rights and UPFUELS paying all costs attributable to the Committed Gas purchased by it. Where UPR elects to process Gas, UPR shall use commercially reasonable efforts to reserve the right to take residue Gas in kind; and residue Gas taken in kind shall be deemed Committed Gas subject to this Agreement, with the Delivery Point(s) for same being at the tailgate of the processing plant;

                  (c) To produce Gas without waste and in accordance with prudent oil and Gas filed practices, it being understood and agreed that UPR shall not be required to produce any well at a rate in excess of the rate fixed by law or regulation or in excess of the rate of flow which UPR determines, in its discretion, exercised in good faith as a prudent operator, should be produced from such well;

                  (d) To pool or unitize UPR's leases with other leases of UPR or others located in the field in which UPR's wells are located (it being understood that the Gas attributable or allocated to UPR's interest in the pool or unit so created will remain Committed Gas unless otherwise provided in this Agreement);

                  (e) To deliver Gas required to be delivered to third Persons under the common law governing relationships between cotenants, or under Gas balancing agreements or similar arrangements affecting any of UPR's wells or oil, Gas and mineral leases.

                  (f) To use Gas in connection with the operation of a well in which UPR has an interest located on a lease other than the lease producing such Gas, and requiring gathering or transportation downstream of the applicable Delivery Point, it being understood and agreed that such Gas will not constitute Committed Gas but will appear in the Availability Report as a separate category.

                  2.2.4 CURTAILED OR SHUT-IN GAS.

                  (a) UPR, in its sole discretion, may curtail or shut in Gas that would otherwise be Committed Gas due to prices that, in UPR's sole opinion, are unacceptable. UPR shall give UPFUELS notice of any curtailment or shut-in of Committed Gas pursuant to this Section 2.2.4 before delivery of the Availability Report pursuant to Section 2.3. Each notice delivered under this Section 2.2.4 shall be in writing and shall identify the quantities of Gas that UPR intends to curtail or shut in, the Delivery Point(s) affected, and the expected duration of such curtailment or shut-in period. UPR shall not, however, shut in or curtail any quantities of Committed Gas hereunder during any Month in which such quantities have been included in the Availability Report. UPR shall notify UPFUELS at least two (2) Business Days prior to any applicable deadline in Transporter(s)' Tariffs for nominations (or nomination changes) of UPR's intent to resume sales of Committed Gas for which UPR had previously given UPFUELS notice of UPR's intention to shut in or curtail deliveries pursuant to this
Section 2.2.4.


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

                  (b) In addition to the rights reserved by UPR pursuant to
Section 2.2.4(a), UPR may, at any time, without penalty, curtail or shut in Gas due to operational circumstances that require such actions in accordance with prudent oil and gas field practices, notwithstanding the fact that such quantities were included in the Availability Report; provided, however, if such operational circumstance was known to UPR and UPR did not use commercially reasonable efforts to notify UPFUELS of such, then the volume of Gas curtailed or shut in shall be used in the applicable calculation to determine whether or not a UPR Under-Delivery Default has occurred. UPR shall identify all foreseen, forecast or known operational circumstances that may result in operational variances in the Availability Report(s) where possible and as soon as reasonably practicable if such information becomes available after the delivery of the Availability Report(s). It is understood that such notice may be oral if required by circumstances, to be promptly followed by written confirmation. UPR shall notify UPFUELS as provided in Section 2.2.4(a) of UPR's intent to resume sales of previously curtailed or shut-in Committed Gas.

                  2.2.5 FACILITY GAS. UPR retains the right to use Gas which it Owns or Controls for use in any facility, including but not limited to, use in chemical, manufacturing or mining facilities (a) owned, directly or indirectly, by UPR or any of its Affiliates, or (b) if such facilities are owned by a corporation, limited liability company, general partnership or joint venture, facilities in which UPR or any of its Affiliates owns an interest. Gas used by UPR or its Affiliates pursuant to this Section 2.2.5. shall not constitute Committed Gas but will appear in an Availability Report as a separate category.

                  2.2.6 NEW SOURCE OF SUPPLY GAS. New Source of Supply Gas shall not constitute Committed Gas hereunder.

                  2.2.7 LIEN GAS.

                  (a) GENERALLY. Notwithstanding anything stated herein to the contrary, UPR shall in no way be prohibited or precluded from assigning or granting a security interest, lien or other encumbrance (collectively, referred to as "Liens") to secure the repayment of obligations that UPR owes to commercial banks, insurance companies or other financial or trade creditors (collectively, "Lenders") on any of the properties owned by UPR from which Committed Gas is produced.

                  (b) CERTAIN RIGHTS. UPR shall use commercially reasonable efforts to obtain from its Lenders an agreement that their Liens shall be subordinate or otherwise subject to UPFUELS' rights and obligations under this Agreement. If UPR notifies UPFUELS in writing that UPR has been unsuccessful in obtaining such an agreement from its Lenders, UPFUELS hereby agrees to subordinate its rights and interests hereunder and shall execute and deliver to such Lenders such instruments or agreements in form and substance reasonably satisfactory to Lenders and UPFUELS, as may be necessary to evidence UPFUELS' subordination of its rights and interests in such Committed Gas. The Committed Gas in which UPFUELS' rights are so subordinated shall be herein referred to as "Lien Gas." Notwithstanding anything stated herein to the contrary, Lien Gas shall remain Committed Gas hereunder so long as Lenders permit such Committed Gas to be sold to UPFUELS, notwithstanding any provisions in the documents creating or evidencing the Liens that assign or purport to assign the Committed Gas to Lenders; but such Lien Gas shall be released from the terms of this Agreement if Lenders foreclose their Lien, or exercise any other remedy under the documents creating the Lien that would result in the transfer of the title and the benefits of ownership of the Lien Gas to such Lenders. UPR shall use commercially reasonable efforts in cooperating with UPFUELS to (i) subject such Lien Gas to the terms of this Agreement as Committed Gas hereunder, or (ii) continue sales of Lien Gas under this Agreement, or under another contract with terms and conditions substantially the same as those of this Agreement.

                  (c) OTHER TRANSACTIONS. It is specifically understood and agreed that UPR may enter into financing transactions involving Committed Gas with a third Person other than those pursuant to which a Lien is created, including, without limitation, transactions such as prepayments, conveyances of production payments, or conveyances of overriding royalty interests, so long as the Gas burdened by such transaction shall continue to be sold to UPFUELS as Committed Gas under the terms and conditions of this Agreement.

         2.3 FIRST-OF-THE-MONTH AVAILABILITY REPORT. In each Month during the term of this Agreement, UPR shall submit to UPFUELS an Availability Report (the "Availability Report") setting forth UPR's best estimate of the quantity of Committed Gas that UPR will deliver to UPFUELS from each Delivery Point during the following Month. The Parties agree that the Availability Report will include an estimate of any plant fuel and shrinkage volumes that reflect the volume loss from the wellhead to the plant tailgate for Committed Gas that is processed. UPFUELS will provide UPR with a written Monthly report on plant fuel and shrinkage volumes (or, if applicable, shrinkage factor) for the preceding Month by not later than two (2) Business Days before the date the First-of-the-Month Availability Report is due under this Section 2.3 for the following Month. A form of the Availability Report is attached hereto as Exhibit B. If the quantity of Committed Gas available for delivery from a Source of Supply is expressed as a single Monthly quantity, and unless the Availability Report states otherwise, it shall be presumed that such quantity will be delivered at as constant a daily rate of flow as is commercially reasonable throughout the Month. Except as provided below in this Section 2.3, the Availability Report shall be delivered to UPFUELS no later than the eighth (8th) Business Day before the relevant Transporter's First-of-the-Month nomination deadline for the Month of delivery of Committed Gas, and it shall identify the estimated quantity of Committed Gas that will be delivered at each Delivery Point on each Day of the Month. The Parties will endeavor to develop the systems required to implement the electronic delivery of the Availability Report, provided UPR and UPFUELS are in agreement in respect to the expenditure of funds required to develop the systems. UPR and UPFUELS will each have Gas control personnel accessible twenty-four hours a Day, seven Days a week.

                  2.3.1 REVISED AVAILABILITY REPORT. The Parties shall confer at either Party's initiative during each Month to reforecast the quantities of Committed Gas scheduled to be delivered or purchased pursuant to the First-of-the-Month Availability Report. Without limiting the generality of the foregoing, UPR shall promptly notify UPFUELS of any changes in the quantities of Committed Gas scheduled to be delivered or taken pursuant to the First-of-the-Month Availability Report, as well as any condition or event that is reasonably likely to change such quantities estimated to be delivered in such Report. Such changes shall be deemed timely delivered for purposes of determining liability for Imbalance Charges pursuant to this Agreement if delivered to UPFUELS by not later than 9:00 a.m. on the Business Day before revised nominations are due to be delivered by UPFUELS to the first downstream Transporters pursuant to such Transporters' respective Tariffs.

                  2.3.2 ESTIMATES OF ADDITIONAL QUANTITIES OF COMMITTED GAS. Without limiting the generality of Section 2.3.1, the Parties recognize that additional quantities of Committed Gas not included in the Availability Report may become available for delivery to UPFUELS at various times after the first Day of an applicable Month. At least two (2) Business Days before the Day that UPR wishes to begin deliveries of such additional quantities of Committed Gas, UPR shall provide UPFUELS with a written notice setting forth (i) the Delivery Points at which UPR wishes to make such deliveries and (ii) the additional monthly quantities that UPR estimates will be delivered to each such Delivery Point during the Month. The Contract Price for the additional monthly quantities shall be determined in accordance with Article VII, and UPFUELS shall purchase such additional monthly quantities in accordance with Section 4.1.2.

                  2.3.3 UPFUELS INFORMATION. Where UPR is a Delivery Point operator and Committed Gas flows through that Point, and upon UPR's request, UPFUELS will exercise reasonable efforts to provide UPR with information required by UPR in its role as Delivery Point operator, including, without limitation, UPFUELS' downstream transportation contract number, the identity of the downstream shipper, whether UPFUELS purchases Gas flowing through such Delivery Point from other suppliers, and, if so, the quantity of Gas purchased from each such supplier. The Parties acknowledge that the purpose of this
Section 2.3.3 is not to require UPFUELS to furnish information that UPR would otherwise be able to collect on its own, but rather to obligate UPFUELS to use reasonable efforts to furnish information not readily accessible to UPR.

                  2.3.4 PRODUCTION INFORMATION. Both Parties shall use commercially reasonable efforts to notify the other Party of any take or delivery deficiencies. The Parties recognize that each may have access to certain information necessary to confirm gas flows and agree to share such information on a commercially reasonable basis. With respect to non-operated UPR properties, subject to the concurrence of the operator of such property, UPR shall instruct the operator to send duplicate copies of production notices to UPFUELS. With respect to such non-operated UPR properties, for purposes of
Section 4.2.4, a UPFUELS Take Default shall be deemed to occur upon the receipt of such notice from either UPR or its operator. UPFUELS shall have until the conclusion of the Day to which such notice applies or the conclusion of the Day such notice is received, whichever is later, to remedy such UPFUELS Take Default. If UPFUELS does not remedy the UPFUELS Take Default by the end of such Day then the penalties set forth in Section 4.2.4 shall apply. With respect to properties where UPFUELS is a shipper on a Transporter or receives Gas from a facility operated by UPFUELS or an Affiliate of UPFUELS, a UPFUELS Take Default will be deemed to have occurred upon the receipt of oral, written or electronic notice from a Transporter or the Affiliate of the failure of any Gas flows and shall notify UPR of such UPFUELS Take Default. If Gas is produced into a Delivery Point(s) where UPFUELS has an OBA or similar agreement in place, then no UPFUELS Take Default shall be deemed to have occurred so long as UPFUELS pays UPR for all Gas delivered pursuant to this Agreement at such Delivery Point.

                        III. TRANSPORTATION AND PENALTIES

         3.1 UPSTREAM GATHERING AND TRANSPORTATION AGREEMENTS. UPR shall be responsible for arranging, nominating and paying for, all upstream transportation and gathering services (and associated charges) necessary for UPR to deliver Committed Gas to the Delivery Point(s). In respect of any upstream gathering or transportation service agreement(s) managed by Union Pacific Fuels, Inc. before the Effective Date (the "G&T Agreements"), UPR shall have the option, exercisable at any time during the term of this Agreement upon delivery of written notice to UPFUELS sixty (60) days prior to the Effective Date, to shift responsibility for the management and operation of such service agreements to UPFUELS as of the Effective Date (or effective as of a later date if UPR does not exercise its option on or before the Effective Date), without payment of further consideration to UPFUELS. If UPR exercises the option reserved in the preceding sentence, the Parties agree to execute and deliver any agreements (such agreements to contain terms and conditions consistent with this Agreement that are customarily found in like agreements between natural gas industry participants) that such Parties reasonably deem necessary to implement the shifting of such responsibility to UPFUELS pursuant to UPR's exercise of such option. Management and operation of such G&T Agreements will include, without limitation, nominations, scheduling, confirmations and the payment of invoices, subject to reimbursement by UPR. Actual and reasonable transportation costs paid by UPFUELS to an upstream gatherer or transporter on UPR's behalf will be netted against amounts UPFUELS is obligated to pay UPR for Committed Gas delivered under this Agreement.

         3.2 TRANSPORTER'S TARIFF. The Tariff of the Transporter immediately downstream of the Delivery Point shall define and set forth the manner in which the Committed Gas purchased and sold under this Agreement is measured and transported. UPR and UPFUELS recognize that the receipt and delivery into Transporter's pipeline facilities of Committed Gas purchased and sold under this Agreement shall be subject to the relevant Transporter's Tariff. UPR shall designate on the relevant Availability Report the Transporter's Tariff that will apply to Split Connect Committed Gas; provided, however, that the Transporter so designated must have been selected by UPR in its designation of a Split Connect Index pursuant to Section 7.2(a).

         3.3 IMBALANCES GENERALLY. The Parties recognize that imbalances may occur on Transporters. Accordingly, UPFUELS and UPR agree to make every reasonable effort to promptly eliminate or minimize such imbalances. UPFUELS shall have primary responsibility for eliminating or minimizing imbalances downstream of the Delivery Point(s), it being understood, however, that UPR shall cooperate with UPFUELS' efforts in all reasonable respects. For purposes of this Agreement, (a) an imbalance resulting from an under-delivery is defined as an instance whether the Monthly quantity of Committed Gas delivered to a given Delivery Point is less than the Monthly quantity of Committed Gas designated for delivery at that Delivery Point in UPR's Availability Report, as modified throughout the Month by timely revisions of the Availability Report in accordance with Sections 2.3.1 and 2.3.2 above and (b) an over-delivery is defined as an instance where the Monthly quantity of Committed Gas delivered to a given Delivery Point is greater than the Monthly quantity of Committed Gas designated for delivery at that Delivery Point in UPR's Availability Report, as modified throughout the Month by timely revisions of the Availability Report in accordance with Sections 2.3.1. and 2.3.2. If the applicable Transporter requires balancing on a Daily basis, the definitions of under-delivery and over-delivery shall be modified to reflect Daily balancing as opposed to Monthly balancing. Over-deliveries by UPR into a Transporter at one Delivery Point will be netted against under-deliveries into that Transporter by UPR at a different Delivery Point to the extent permitted under that Transporter's Tariff, provided that such Delivery Point(s) have the same index publication and pipeline location. Under-deliveries by UPR on one Transporter will not be netted against over-deliveries by UPR to a different Transporter absent the Parties' mutual consent, and under-deliveries or over-deliveries by UPR will not be netted against over-deliveries or under-deliveries by other UPFUELS suppliers of Gas.

                  3.3.1 LIABILITY FOR IMBALANCE CHARGES. Imbalance Charges (including, but not limited to, any cash-out costs) under this Agreement will be assessed on a Transporter-by-Transporter basis using the applicable terms of the relevant Transporter's Tariff and any OBA (as defined in Section 3.5) applicable and as if UPR were the shipper and UPFUELS were the Transporter, and without regard to whether the relevant Transporter has actually assessed such Imbalance Charges against UPR or UPFUELS. In instances of Split Connect Committed Gas, the Tariff of the Transporter downstream of the Delivery Point as selected by UPR on Exhibit A and associated with the Index selected by UPR in the First-of-the-Month Availability Report shall be used for purposes of this
Section 3.3.1. If an imbalance occurs during any Month, the cause of any Imbalance Charge due hereunder shall be determined. If it is determined that the Imbalance Charge was imposed as a result of acts or omissions by UPR, then UPR shall pay such Imbalance Charge and/or indemnify UPFUELS against any such Imbalance Charge.

         3.4 OPERATIONAL FLOW ORDERS. UPR and UPFUELS recognize that Transporter at the Delivery Point(s) may be authorized to issue Operational Flow Orders ("OFOs"), or the equivalent, under Transporter's Tariff. UPR and UPFUELS also recognize that such Transporter may issue an OFO that obligates UPR or UPFUELS to take action that may be contrary to the terms of this Agreement, including, without limitation, the delivery and taking of Gas in quantities contrary to those set forth in Availability Reports and prior nominations. UPR and UPFUELS agree to use commercially reasonable efforts to prevent the issuance of such an OFO. If an OFO is issued, UPR and UPFUELS agree that compliance with any duly authorized OFO will not constitute a violation of this Agreement, provided that:
(i) the Party receiving an OFO notifies the other Party as soon as possible and
(ii) the Parties use commercially reasonable efforts to minimize the operational and economic consequences of compliance with the OFO by all means at their disposal. If an OFO can be construed as calling for the shutting-in of UPR production, the Parties will cooperate to take steps alternative to such a shut-in. Neither Party shall be excused from its performance obligations under this Agreement as a result of any OFO being issued by a pipeline which is not a Transporter at the Delivery Point or if the OFO issued by the Delivery Point Transporter only requires curtailment of interruptible transportation service while other higher priority services continue to flow. In addition, nothing in this Section 3.4 shall be construed as requiring either Party to bear adverse economic consequences under an OFO unless such adverse economic consequences are the direct result of any act or omission by such Party.

         3.5 OPERATIONAL BALANCING AGREEMENTS. The Parties shall use commercially reasonable efforts to maintain an operational balancing agreement (an "OBA"), at each point of delivery into a transporting pipeline or at such other points the Parties deem advisable. In respect to any point at which an OBA is not in effect, upon UPR's request, UPFUELS will assume the responsibility for negotiating and implementing an OBA on terms and conditions acceptable to UPR and UPFUELS.

               IV. QUANTITY, DELIVERY & PURCHASE OF COMMITTED GAS

         4.1 PURCHASE AND SALE OBLIGATION.

                  4.1.1 UPR'S DELIVERY OBLIGATION. Commencing on the Effective Date and continuing through the term hereof, UPR agrees to sell and deliver, or cause to be sold and delivered (excepting an event of Force Majeure or any other reason excusing the performance of UPR's obligation to sell and deliver Committed Gas hereunder, and subject in all respects to the provisions of
Section 4.2.6) to UPFUELS at the Delivery Point(s) one hundred percent (100%) of deliverable Committed Gas, including, without limitation, (i) one hundred percent (100%) of the quantities of Gas delivered in accordance with UPR's Availability Report as set forth in Section 2.3 and adjusted in accordance with
Section 2.3.1, and (ii) one hundred percent (100%) of additional Committed Gas as set forth in Section 2.3.2. It is specifically understood and agreed that UPR shall have no obligation to deliver quantities of Committed Gas for which UPR has given notice of its intention to curtail or shut-in pursuant to Section 2.2.4.

                  4.1.2 UPFUELS' TAKE OBLIGATION. Commencing on the Effective Date and continuing through the term hereof, UPFUELS agrees to take and purchase (excepting an event of Force Majeure or any other reason excusing the performance of UPFUELS' obligation to purchase and take Committed Gas hereunder, and subject in all respects to the provisions of Section 4.2.6) from UPR at the Delivery Point(s) one hundred percent (100%) of deliverable Committed Gas, including, without limitation (i) one hundred percent (100%) of Committed Gas delivered in accordance with UPR's Availability Report as set forth in Section
2.3 and adjusted in accordance with Section 2.3.1, (ii) one hundred percent (100%) of additional Committed Gas as set forth in Section 2.3.2. It is specifically understood and agreed that UPFUELS shall have no obligation to take quantities of Committed Gas for which UPR has given notice of its intention to curtail or shut-in pursuant to Section 2.2.4.

         4.2 CERTAIN DEFAULTS RELATED TO THE DELIVERY AND TAKING OF COMMITTED
GAS.

                  4.2.1 UPR OVER-DELIVERY DEFAULT. If, for any Day during any Month, UPR delivers quantities of Committed Gas (including, without limitation, additional quantities of Committed Gas delivered pursuant to Section 2.3.1 or 2.3.2) at all Delivery Point(s) on a Transporter that share a common Contract Price under this Agreement and such aggregate deliveries exceed 105% of the quantity of Committed Gas designated for delivery at such Delivery Point(s) in the initial Availability Report for such Month (such excess Committed Gas being herein called the "Excess Quantities", and the delivery of such Excess Quantities being herein called a "UPR Over-Delivery Default"), then, as the sole and exclusive remedy for such UPR Over-Delivery Default, UPFUELS shall pay an amount equal to the product of (i) such Excess Quantities and (ii) the price determined pursuant to the Daily Index, after any applicable Index Price Adjustments.

                  4.2.2 UPR UNDER-DELIVERY DEFAULT. If, for any Day during any Month, UPR fails for any reason (other than Force Majeure or any other reason excusing performance of UPR's obligation to deliver Committed Gas hereunder) to deliver ninety-five percent (95%) of the quantities set forth in UPR's First-of-the-Month Availability Report delivered pursuant to Section 2.3 at all Delivery Point(s) on a Transporter that share a common Contract Price under this Agreement (such quantities being referred to herein as the "Minimum Quantities," and such failure to deliver such Minimum Quantities being herein defined as a "UPR Under-Delivery Default"), then, as the sole and exclusive remedy for such UPR Under-Delivery Default, UPR shall pay UPFUELS, in accordance with the provisions of Article VIII, an amount equal to the product of (x) the positive difference, if any, between (A) the Daily Index Price applicable to the relevant Delivery Point(s) on the Day of such UPR Under-Delivery Default and (B) the Contract Price that UPFUELS would have paid for the quantities of Committed Gas not delivered by UPR at such Delivery Point(s) on such Day and (y) the difference between the Minimum Quantities and the quantities actually delivered by UPR at such Delivery Point(s) on such Day. Notwithstanding the foregoing provisions of this Section 4.2.2, the Parties acknowledge that no payment may be due from UPR in respect of a UPR Under-Delivery Default if the Daily Index Price is the applicable Contract Price. If a UPR Under-Delivery Default occurs solely as the result of UPR's sale of Committed Gas to third Persons for reasons not excused by this Agreement, then, in addition to any applicable remedy set forth above for such Under-Delivery Default, UPR shall pay UPFUELS, in accordance with
Article VIII, an amount equal to the product of (A) twenty percent (20%) of the Contract Price applicable to the relevant Delivery Point(s) on the Day of such Default and (B) the difference between the Minimum Quantities and the quantities actually delivered by UPR at such Delivery Point on such Day. UPR's payment hereunder shall not be recoupable. Nothing herein shall be construed as relieving UPR from Imbalance Charges for which it is liable under Section 3.3.1.

                  4.2.3 MATERIAL UPR DELIVERY DEFAULT. "Material UPR Delivery Default" shall mean UPR's failure for any reason (including but not limited to selling Committed Gas to third Persons, but excepting Force Majeure or any other reason excusing performance of UPR's obligation to deliver Committed Gas hereunder) to deliver (i) ninety percent (90%) of deliverable Committed Gas, as set forth in UPR's Availability Report, adjusted in accordance with Sections
2.3.1 and 2.3.2, during any calendar year or (ii) ninety percent (90%) of deliverable Committed Gas, as set forth in UPR's Availability Report, adjusted in accordance with Sections 2.3.1 and 2.3.2, during any calendar quarter. In the event of a Material UPR Delivery Default, UPR shall pay UPFUELS an amount equal to the product of (x) 120% of the Contract Price that would have applied to the Committed Gas that UPR failed to deliver and (y) the quantity of Committed Gas that UPR failed to deliver during the applicable calendar year or calendar quarter.

                  4.2.4 UPFUELS TAKE DEFAULT. A "UPFUELS Take Default" shall occur if, during any Month, UPFUELS fails for any reason (other than Force Majeure or any other reason excusing performance of UPFUELS' obligation to take Committed Gas hereunder) to take one hundred percent (100%) of deliverable Committed Gas required to be taken in accordance with Section 4.1.2, in which event (i) such untaken Committed Gas shall be released to UPR for the remainder of such Month, with UPR to use commercially reasonable efforts to market such Gas, and (ii) as the sole and exclusive remedy for such UPFUELS Take Default, UPFUELS shall pay UPR, in accordance with the provisions of Article VIII, an amount equal to: (a) the Contract Price applicable to the relevant Delivery Point(s) on the Day of such UPFUELS Take Default times the quantity of Committed Gas UPR is not able to market despite commercially reasonable efforts to do so, and (b) for the quantities UPR is able to market, UPFUELS shall pay UPR, an amount equal to the product of (A) the higher of (1) the Daily Index Price applicable to the relevant Delivery Point(s) on the Day of such UPFUELS Take Default times twenty percent (20%) or (2) 120% of the positive difference, if any, between (x) the Contract Price less (y) the Daily Index Price applicable to the relevant Delivery Point(s) on the Day of such UPFUELS Take Default, and (B) the quantity of Committed Gas that UPFUELS failed to take at such Delivery Point(s) on such Day. UPFUELS' payment hereunder shall not be recoupable. Nothing herein shall be construed as relieving UPFUELS for Imbalance Charges for which it is liable under Section 3.3.1.

                  4.2.5 MATERIAL UPFUELS TAKE DEFAULT. UPR may, in its discretion, terminate this Agreement if a Material UPFUELS Take Default occurs and UPR gives UPFUELS written notice of UPR's intention to terminate this Agreement within sixty (60) Days after the last Day of the calendar year or calendar quarter, as applicable, in which a Material UPFUELS Take Default occurs, such termination to be effective on the last Day of the Month following the Month in which such termination notice is delivered to UPFUELS. UPR's right to terminate this Agreement for a Material UPFUELS Take Default shall be waived if UPR fails to deliver to UPFUELS the notice described in the preceding sentence of this Section within the 60-Day period set forth therein. After the occurrence of a Material UPFUELS Take Default, UPR's sole and exclusive remedies shall be (i) the recovery of any accrued and unpaid amounts due from UPFUELS under Section 4.2.4 through the date of such Material UPFUELS Take Default, plus interest accrued thereon in accordance with Section 8.4, and (ii) termination of this Agreement pursuant to this Section. "Material UPFUELS Take Default" shall mean UPFUELS' failure for any reason (other than Force Majeure or any other reason excusing performance of UPFUELS' obligation to take Committed Gas hereunder) to take (i) ninety percent (90%) of deliverable Committed Gas as set forth in UPR's Availability Report, as adjusted in accordance with Sections
2.3.1 and 2.3.2, during any calendar year or (ii) ninety percent (90%) of deliverable Committed Gas as set forth in UPR's Availability Report, as adjusted in accordance with Sections 2.3.1 and 2.3.2, during any calendar quarter.

                  4.2.6 EXCLUSIVE CONSEQUENCES OF UPR DELIVERY DEFAULTS AND UPFUELS TAKE DEFAULTS. The sole consequences of (i) a UPR Over-Delivery Default are set forth in Section 4.2.1, (ii) a UPR Under-Delivery Default are set forth in Section 4.2.2 and (iii) a Material UPR Delivery Default are set forth in
Section 4.2.3; provided, however, that if UPR shall fail to make any payment required under any of such Sections when due, such failure shall constitute a UPR Payment Default as provided in Section 11.2(b). The sole consequences of a UPFUELS Take Default under this Agreement are set forth in Section 4.2.4 provided, however, that if UPFUELS shall fail to make any payment required thereunder when due, such failure shall constitute a UPFUELS Payment Default as provided in Section 11.2(a). The sole consequences of a Material UPFUELS Take Default under this Agreement are set forth in Section 4.2.5. TO THE EXTENT THAT DAMAGES IN RESPECT OF DEFAULTS ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE AND AGREE THAT ACTUAL DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED

DAMAGES PROVIDED FOR HEREIN CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS RESULTING FROM SUCH A DEFAULT. ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY RELATING TO A UPR OVER-DELIVERY DEFAULT, A UPR UNDER-DELIVERY DEFAULT, A MATERIAL UPR DELIVERY DEFAULT, A UPFUELS TAKE DEFAULT AND A MATERIAL UPFUELS TAKE DEFAULT ARE WAIVED, RELEASED AND RELINQUISHED IN RESPECT OF SUCH DEFAULTS. THE PARTIES ACKNOWLEDGE THAT THE CONSEQUENCES OF THE DEFAULTS DESCRIBED IN THIS
ARTICLE IV ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE CONSEQUENCES SET FORTH HEREIN RESPECTING SUCH EVENTS CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS THAT WOULD BE SUFFERED BY EITHER PARTY AS A RESULT OF SUCH A DEFAULT BY THE OTHER PARTY.

         4.3 PROVISION REGARDING OUTPUT CONTRACT LAWS. The Parties acknowledge that deliveries of Committed Gas hereunder may increase or decrease significantly from Month to Month as a consequence of the routine conduct of the Parties' operations and a variety of factors affecting the market for Gas generally. Accordingly, the Parties agree that (a) the obligations of UPR (i) to sell and deliver Committed Gas and (ii) of UPFUELS to purchase and receive Committed Gas, and (b) the methods used by UPFUELS and UPR pursuant to Section
2.3 to estimate the quantities of Committed Gas to be sold by UPFUELS and purchased by UPR from Month to Month hereunder, are all commercially reasonable means, arrived at by both Parties, acting in good faith, to minimize the severity of such increases and decreases in deliveries, consistent with the commercial realities of producing and marketing the Committed Gas and the realities of Gas markets generally. The Parties agree that Section 2.306 of the Texas Business and Commerce Code, or any provision of any law with similar provisions (collectively, "Output Contract Laws"), is inapplicable to this Agreement and the transactions hereby contemplated. To the extent that any Output Contract Laws are held to apply to this Agreement and the transactions hereby contemplated, the Parties hereby WAIVE, RELEASE AND RELINQUISH any defenses to the enforcement of this Agreement arising from such Output Contract Laws, and any claims that may be asserted by either Party arising from such Output Contract Laws.

                           V. TITLE AND RESPONSIBILITY

         5.1 UPR RESPONSIBILITY. Title to Committed Gas delivered by UPR to UPFUELS shall pass to UPFUELS at the Delivery Points. All charges, royalties, lease burdens, expenses, fees, claims, damages, demands, injuries and other costs or losses incurred in or attributable to production and transfer, transportation (except as otherwise agreed by the Parties), and handling of Committed Gas delivered in accordance with this Agreement prior to delivery to UPFUELS at the Delivery Point(s) shall be the exclusive responsibility of UPR, as between the Parties, and UPR shall indemnify, defend, and hold harmless UPFUELS from all such charges, royalties, lease burdens, expenses, fees, claims, damages, demands, injuries, and other costs or losses.

         5.2 UPFUELS RESPONSIBILITY. All charges, expenses, fees, claims, damages, demands, injuries and other costs or losses incurred in or attributable to the purchase and transfer, transportation, and handling of the Committed Gas delivered in accordance with this Agreement at and after delivery of Committed Gas at the Delivery Point(s) shall be the exclusive responsibility of UPFUELS, as between the Parties, and UPFUELS shall indemnify, defend, and hold harmless UPR from all such charges, expenses, fees, claims, damages, demands, injuries, and other costs or losses.

                       VI. QUALITY, MEASUREMENT AND TESTS

         6.1 QUALITY SPECIFICATIONS. UPFUELS agrees to purchase Committed Gas delivered by UPR to the Delivery Point(s) meeting the quality and pressure specifications set forth in the Tariff of the Transporter immediately downstream of the Delivery Point(s). If Committed Gas delivered by UPR to the Delivery Point(s) is rejected by such Transporter for failure to meet its quality specifications (such Committed Gas being herein sometimes called "Nonconforming Gas"), UPFUELS shall be relieved of the obligation to purchase such Committed Gas. If such Transporter accepts Nonconforming Gas tendered by UPR for UPFUELS' account at the Delivery Point(s), UPR shall be deemed to have complied with the quality specifications of this Agreement. UPR may bring such Nonconforming Gas into conformity with the requirements of this Section 6.1 and, if such efforts are successful, such Nonconforming Gas shall once again be Committed Gas and subject in all respects to the terms and conditions of this Agreement. If it would be uneconomical for UPR to bring such Nonconforming Gas into conformity with the requirements of this Section 6.1, however, UPR shall notify UPFUELS in writing of that fact (providing in such notice UPR's reasons for such conclusion and the facts in support thereof), whereupon UPFUELS may, in its discretion (a) accept such Nonconforming Gas for delivery at a price mutually acceptable to UPR and UPFUELS, (b) have such Gas brought into conformity with Section 6.1 at its sole cost and expense or (c) release such Nonconforming Gas from this Agreement. Where UPFUELS may ship or redeliver Committed Gas to more than one Transporter, UPFUELS will, if available, select a Transporter under whose standards such Committed Gas would not be Nonconforming Gas. Without limiting the generality of the foregoing provisions, it is expressly agreed and understood that either Party may, but neither shall be obligated to, install and operate facilities (including but not limited to compression facilities) to bring Committed Gas into conformity with Transporter specifications. Any such facilities shall be installed, operated and maintained at the sole cost, risk and expense of the Party which elected to install such facilities, and either Party may discontinue the operation of such facilities if, in the sole judgment of the Party installing same, such operation is uneconomical. If neither Party elects to install or continue the operation of such facilities, Nonconforming Gas shall be released from the terms of this Agreement within thirty (30) Days of either Party's written request for such a release. THE PROVISIONS OF THIS SECTION 6.1 SET FORTH THE SOLE REMEDIES FOR THE DELIVERY OR NON-ACCEPTANCE, AS APPLICABLE, OF NONCONFORMING GAS, AND ALL OTHER REMEDIES ARE SPECIFICALLY WAIVED, RELEASED AND RELINQUISHED BY THE PARTIES.

         6.2 VOLUME AND HEATING VALUE. UPFUELS and UPR agree that the volume and heating value of Committed Gas sold and delivered under this Agreement will be measured at or near the Delivery Point(s) by the relevant Transporter, using equipment owned or controlled by, and measuring procedures employed by, such Transporter. The measurements made by such Transporter shall be accepted by UPFUELS and UPR (subject to adjustment if prior measurements are determined to be inaccurate or incomplete), so long as the measuring equipment and procedures used conform to Transporter's Tariffs and to generally recognized industry standards. In addition, either Party may, at its sole expense and subject to Transporter's approval, install check meters.

         6.3 TEST DATA AND CHARTS. UPR and UPFUELS shall preserve all original test data, charts and other similar records in a Party's possession for a period of at least three years.

                                   VII. PRICE

         7.1 PRICE FOR COMMITTED GAS GENERALLY. Except as otherwise specifically provided in this Article VII, UPFUELS shall pay UPR the Index Prices which , at UPR's election, shall be either the First-of-the-Month Price or the Daily Index Price for Committed Gas delivered at each Delivery Point. The "First-of-the-Month Price" of Committed Gas at a given Delivery Point shall be the price reported in the first issue of the designated commercial publication of the relevant Index that is published in the Month of delivery of Committed Gas at the relevant Delivery Point(s), such price to be shown in the applicable table, heading and entry, after any Index Price Adjustments. The "Daily Index Price" of Committed Gas at a given Delivery Point shall mean the price reported in the issue of the designated commercial publication of the relevant Daily Index published for the relevant Day that is applicable to the Delivery Point(s) where Committed Gas is delivered hereunder, after any Index Price Adjustment. UPR shall make its election between the First-of-the-Month Price and the Daily Index Price for each Month in the First-of-the-Month Availability Report for such Month delivered pursuant to Section 2.3. If UPR fails to make an election between the First-of-the-Month Price and the Daily Index Price in the Availability Report for any Delivery Point(s) for any Month, the First-of-the-Month Price shall apply to the Committed Gas delivered at such Delivery Point(s) for that Month, except as otherwise specifically provided elsewhere in this Article VII. If multiple Indexes are applicable to a Delivery Point for which UPR has failed to make an election under this Section 7.1, the Index previously selected by UPR shall apply to the Committed Gas delivered at such Delivery Point for that Month, except as otherwise specifically provided elsewhere in this Article VII. Although the Parties will strive to reduce to writing agreements replacing an existing Index with a new Index, the Parties recognize that market conditions may require prompt action. Consequently, oral agreements replacing an existing Index with a new Index will be effective until reduced to writing. Subject in all respects to Section 7.4, the Parties agree to exercise commercially reasonable efforts to reduce such oral agreements to writing within thirty (30) Days after the date of the initial request for a replacement Index. The First-of-the-Month Price shall be calculated each Month during the term of this Agreement and, if selected by UPR for a particular Month as to any Delivery Point, shall remain in effect during the entire Month unless the Parties agree in writing to change the First-of-the-Month Price during the course of the Month.

         7.2 SPLIT CONNECT PRICE.

                  (a) GENERALLY. If Committed Gas is capable of being delivered into Delivery Points located on more than one pipeline system ("Split Connect Committed Gas"), UPR shall select up to three Indexes (any or all of which shall be listed on Exhibit A for each relevant Delivery Point to use for the First-of-the-Month Price or Daily Index Price, as applicable, and the corresponding

Index Price Adjustments applicable to such Split Connect Committed Gas (such Indexes being herein called the "Split Connect Indexes"). "Split Connect Price" shall mean the arithmetical average of the prices determined by the applicable Split Connect Indexes. Each Split Connect Index selected by UPR must correspond to a separate pipeline system into which the Split Connect Committed Gas is capable of being delivered, and such selection will remain in effect for a period of no less than five full Months or seven full Months, as the case may be, with the five-Month period to run each year from November 1 through March 31 and the seven-Month period from April 1 through October 31. UPR shall make its selection of Split Connect Indexes and Index Price Adjustments by choosing in the First-of-the-Month Availability Report pursuant to Section 2.3 either (x) all of the First-of-the-Month Split Connect Indexes and Index Price Adjustments or (y) all of the Daily Split Connect Indexes and Index Price Adjustments set forth in Exhibit A with respect to any Delivery Point at which Split Connect Committed Gas is to be delivered. If UPR fails to make an election between the First-of-the-Month Split Connect Indexes and related Index Price Adjustments and the Daily Split Connect Indexes and Index Price Adjustments in any such Availability Report, the First-of-the-Month Indexes and related Index Price Adjustments shall apply to the Committed Gas delivered at such Delivery Point(s) for that Month, except as otherwise specifically provided elsewhere in this
Article VII.

                  (b) CAPACITY CONSTRAINTS. The Parties acknowledge that, from time to time, constraints on available Transporter capacity on a Monthly basis for firm markets in certain pipeline systems may limit the quantities of Split Connect Committed Gas that may be delivered into such systems, which in turn would affect the Split Connect Price payable to UPR hereunder. The existence of such capacity constraints shall be determined on the basis that capacity constraints actually exist, announced pipeline constraints or curtailments and by the success of UPFUELS' efforts to nominate Committed Gas for delivery into the applicable pipeline. If UPFUELS notifies UPR at least one (1) Business Day before the beginning of the Month that a capacity constraint exists on a specified pipeline system, then the Split Connect Price applicable to such capacity-constrained Split Connect Committed Gas that Transporter shall be determined by the Parties. If the Parties cannot agree that the capacity constraints exist, or cannot agree on the Split Connect Price within thirty (30) Days after UPFUELS' notification to UPR of the existence of a capacity constraint, then the disagreement shall be resolved in accordance with the dispute resolution procedures set forth in Article XII.

         7.3 LOCKED PRICE OPTION. In lieu of an Index Price provided for pursuant to Sections 7.1 or 7.2, UPR may request that a fixed price (the "Locked Price") be substituted for the Index Price for a period as short as one Month or as long as twelve Months. The Index Price Adjustments used to calculate the Contract Price under Sections 7.1 or 7.2 shall not be affected by the substitution of a Locked Price. The Parties acknowledge that a Locked Price will be based on New York Mercantile Exchange (or other exchange selected by UPFUELS) posting for the Natural Gas futures contract applicable to the Month(s) selected by UPR and prevailing at the time of UPR's request for a Locked Price plus a differential adjustment required to equate the posted price with the market price of Committed Gas delivered at the applicable Delivery Point.

                  7.3.1 REQUEST FOR A LOCKED PRICE. UPR may request a quote of a Locked Price by telephone on any Business Day, between the hours of 8:30 a.m. and 2:00 p.m., local Fort Worth,

Texas time, up to and including the second Business Day prior to the beginning of a Month to which the Locked Price shall apply. UPR's request shall identify the Delivery Point(s) subject to the request for a Locked Price, the Month(s) for which UPR requests a Locked Price and the quantity of Committed Gas estimated to be delivered from the applicable Delivery Point(s) that will be subject to the Locked Price. UPR and UPFUELS acknowledge and agree that all telephone conversations between the Parties relating to a Locked Price may be recorded by UPFUELS or UPR, or both, for purposes of establishing the terms and conditions associated with a Locked Price. UPR and UPFUELS also agree that the taped conversation may be used to establish the terms and conditions associated with a Locked Price if the Parties are unable to agree on such terms and conditions subsequent to the conversation in question.

                  7.3.2 PROCEDURES. As soon as possible after UPR's telephonic request, but in any event by no later than the end of the Business Day following UPR's request, UPFUELS' Authorized Trader (as designated pursuant to Section 14.4) shall determine if it is able to offer a Locked Price and, if it is able, the Locked Price (expressed in MMBtus) it is willing to offer, and shall notify UPR's Authorized Trader (as designated pursuant to Section 14.4) of such Price. UPFUELS' notice shall be addressed to UPR's Authorized Trader, and shall separately state the differential, if any, applicable to the Locked Price. If UPR accepts the Locked Price, including any adjustments thereto required to reflect the market value at the Delivery Point(s) of the Committed Gas sold pursuant to the Locked Price, then UPFUELS shall forward to UPR's Authorized Trader a "Price Lock Confirmation," in substantially the form attached hereto as Exhibit D, specifying the terms to which the Parties have agreed. Such Price Lock Confirmation shall be forwarded to UPR's Authorized Trader as soon as possible following UPR's acceptance of the Locked Price. The terms set forth in the Price Lock Confirmation shall be binding upon the Parties unless UPR's Authorized Trader notifies UPFUELS' Authorized Trader in writing that UPR disputes one or more of the terms set forth in said Price Lock Confirmation within two (2) Business Days of UPR's Authorized Trader's receipt of the Price Lock Confirmation.

                  7.3.3 LOCKED QUANTITIES. UPR may request that all, or any portion of, the Committed Gas available for delivery from one or more Delivery Point(s) during the Month(s) designated by UPR be subject to a Locked Price determined under this Section 7.3, provided that UPR's request shall designate a specific quantity of Committed Gas. UPFUELS shall be entitled to decline to offer a Locked Price on such quantities at its sole discretion. If a Locked Price has been established for a portion of the quantities of Committed Gas available for delivery from one or more Delivery Point(s) for a given period, UPR shall be entitled to make one or more additional requests for a Locked Price on all or any additional quantities of the remaining Committed Gas available for delivery from such Delivery Point(s) during the designated period.

                  7.3.4 IRREVOCABILITY. Unless UPR and UPFUELS agree otherwise in writing, a Locked Price shall remain effective for the entire period designated in the Price Lock Confirmation and shall not be increased or decreased.

                  7.3.5 AVAILABILITY OF COMMITTED GAS. UPR shall not be entitled to curtail production and delivery, and UPFUELS shall not be entitled to curtail takes, of Committed Gas subject to a Locked Price pursuant to this Section 7.3 for any reason including, without limitation, force majeure. If UPR and UPFUELS establish a Locked Price for less than one hundred percent (100%) of the Committed Gas available for delivery from one or more Delivery Point(s) or establish more than one Locked Price for Committed Gas available for delivery from one or more Delivery Point(s), the first Committed Gas delivered on each Day and during the applicable Month shall be deemed to be subject to the first Locked Price established, followed by quantities of Committed Gas subject to additional Locked Prices in the order established, followed by quantities of Committed Gas not subject to a Locked Price.

                  7.3.6 CESSATION OF FUTURES TRADING. If Natural Gas futures contracts cease to be traded on the New York Mercantile Exchange or on any other mercantile exchange acceptable to UPFUELS in its sole discretion, then after such cessation UPFUELS shall be relieved of any and all obligation to established Locked Prices hereunder, upon providing UPR with written notice that such cessation has occurred, and that UPFUELS no longer wishes to provide UPR with a Locked Price hereunder.

                  7.3.7 APPLICABILITY OF OTHER PROVISIONS OF THIS AGREEMENT TO COMMITTED GAS SOLD UNDER A LOCKED PRICE. Except as specifically provided in the Price Lock Confirmation, the terms of this Agreement shall continue to apply to Committed Gas sold pursuant to a Locked Price, except that UPR's obligation to deliver Committed Gas subject to a Locked Price shall be a Monthly obligation and not a Daily obligation. Accordingly, for purposes of this Agreement, UPR shall have complied with its obligation to deliver quantities of Committed Gas subject to a Locked Price if it delivers such quantities at the applicable Delivery Point(s) during the course of the Month, without regard to variations in quantities delivered on any particular Day. However, nothing herein shall relieve UPR from Imbalance Charges for which it is liable under Section 3.3.1.

                  7.3.8 LIQUIDATION OF HEDGE POSITIONS. The Parties acknowledge that a hedge position is a financial transaction which requires liquidation if physical delivery or receipt of the Locked Price Gas is interrupted for any reason (including without limitation Force Majeure). Such interruption may require liquidation of the entire position, which may not be partially liquidated to accommodate only the duration, or anticipated duration, of the interruption. In the event any hedge position is undertaken by UPFUELS in reliance upon an agreed Locked Price, and delivery of the Locked Price Gas is interrupted for any reason, including without limitation Force Majeure, then UPR shall be liable to UPFUELS for any actual, direct loss incurred by UPFUELS in liquidating such hedge position in a commercially reasonable manner. A loss is incurred when all costs of undertaking the position exceed the net liquidation proceeds. In the event such liquidation yields a profit (i.e. net liquidation proceeds exceed all costs of undertaking the position), then UPR shall be paid or credited with such profit. UPFUELS in the exercise of its sole discretion, shall determine: (i) whether the anticipated or estimated duration of the interruption justifies liquidation of the entire hedge position, and (ii) whether the affected hedge position may be feasibly or economically liquidated in part only. The decision of UPFUELS with regard to such matters shall be controlling.

         7.4 REPLACEMENT OF INDEXES; REDETERMINATION OF INDEXES, SPLIT CONNECT INDEXES AND INDEX PRICE ADJUSTMENTS. If, during the term of this Agreement, (i) an Index used to determine the Index Price for any Delivery Point ceases to be available, (ii) either Party believes that another Index more accurately reflects existing market conditions with respect to any Delivery Point(s) than the Index currently being used with respect to such Delivery Point(s), or (iii) either Party believes that the Index Price Adjustments with respect to any Index Price for any Delivery Point(s) no longer accurately reflects all differentials reasonably necessary to adjust the Index Price for Gas to accurately reflect the market price for Gas of like quantities and quality at such Delivery Point(s), then either Party may request the other to reconsider the currently-applicable Index or Index Price Adjustment. If the Parties cannot agree on a replacement Index or an appropriate change to the Index Price Adjustment in question within thirty (30) Days after such request, then the dispute resolution provisions of Article XII shall apply. The Parties shall review the appropriateness of, and make selection of or request changes to, all Index(es), Split Connect Indexes, and Index Price Adjustments prior to February 15 and September 15 of each year, and shall not request any change in Index pursuant to clause (ii) or in Index Price Adjustment pursuant to clause (iii) more than once in each applicable five or seven-Month period. Any disputes regarding Indexes or Index Price Adjustments remaining unresolved by the following April or November, as applicable, shall be consolidated and submitted to the dispute resolution procedures set forth in
Article XII.

         7.5 PROVISIONS RELATING TO PRICING EXHIBIT; PROCEDURES FOR CHANGE OF EXHIBIT. The attached Exhibit A accurately sets forth the Parties agreement regarding the Indexes, Split Connect Indexes, Index Price Adjustments and Delivery Points applicable to Committed Gas as of the Effective Date, and such Indexes, Index Price Adjustments and Delivery Points shall not change for a period of sixty (60) Days after the Effective Date except for (i) the deletion of Delivery Points no longer needed for the delivery of Committed Gas, (ii) the replacement of any Index that ceases to be available during such period, (iii) changes in an Index Price Adjustment, or (iv) changes or amendments to Transporter Tariffs or agreements with Transporters that affect actual costs of transportation including, without limitation, changes in fuel retention percentages insofar as such costs are a part of an Index Price Adjustment. Either Party may propose a change in Exhibit A after the end of such 60-Day period, subject to the limitations of Section 7.4, by giving the other Party no less than thirty (30) Days' written notice before the first Day of the Month such change is proposed to be effective (the "Price Effective Date"). If the other Party agrees in writing to such change, the change shall be effective on the Price Effective Date. If the other Party does not agree in writing to the proposed change by the tenth (10th) Day prior to the proposed Price Effective Date, then the proposed change shall not be effective, and either Party may seek to resolve the dispute pursuant to Article XII.

                      VIII. ACCOUNTING, BILLING AND PAYMENT

         8.1 STATEMENTS. UPFUELS shall provide UPR with a written and electronically transmitted statement by not later than the 15th Day of the Month for Committed Gas delivered during the preceding Month. Such statement shall set forth (a) the quantities of Committed Gas received at each Delivery Point(s),
(b) the Contract Price applicable to such Committed Gas (indicating, where appropriate, the applicability of the First-of-the-Month Price, the Daily Index Price, the Split Connect Price or the Locked Price), as provided herein, at each of such Delivery Point(s), (c) any amount (i) due UPR in respect of any UPFUELS Take Defaults under Sections 4.2.4 or 4.2.5

(including reasonably satisfactory evidence of such amounts), or (ii) due UPFUELS in respect of any UPR Delivery Defaults under Sections 4.2.1, 4.2.2 or
4.2.3 (including reasonably satisfactory evidence of such amounts) and (d) any amounts (i) due UPR in respect of an Imbalance Charge for which UPFUELS is responsible (including reasonably satisfactory evidence of such amounts) or (ii) due UPFUELS in respect of Imbalance Charge for which UPFUELS is responsible (including reasonably satisfactory evidence of such amounts), together with an invoice for payment based thereon less any amounts due UPFUELS pursuant to clauses (c) and (d) above. If actual quantities delivered at each of such Delivery Point(s) are not available by the 15th Day of the Month, UPFUELS may furnish statements and invoices based on UPR's Availability Report pursuant to Sections 2.3, 2.3.1 and 2.3.2 which statements and invoices shall be adjusted to reflect actual deliveries as soon as practicable after such actual deliveries become known. Within five (5) Business Days of the request of either Party, the other Party shall provide, to the extent it has a legal right of access thereto and/or such statement is then available, a copy of the Transporter's allocation or imbalance statement applicable to the Committed Gas for the requested period. UPR will cooperate with UPFUELS in helping UPFUELS obtain all information necessary or desirable to prepare UPFUELS' statements and invoice in accordance with this Section 8.1.

         8.2 PAYMENT. By no later than the 25th Day of the Month following the Month in which Committed Gas was delivered, UPFUELS shall pay UPR, by wire transfer of immediately available funds into an account designated by UPR, all amounts due under this Agreement for Committed Gas delivered during the previous Month. If the Day on which payment is due hereunder does not fall on a Business Day, then UPFUELS' payment shall be due on the preceding Business Day.

         8.3 DISPUTED PAYMENTS. Should a statement be disputed by a Party in good faith, the disputing Party will pay any undisputed amount and will notify the other Party in writing of the disputed amount and the basis for the dispute. Payment of the undisputed portion of a statement will not be deemed a waiver of the paying Party's right to recoup any overpayment, and acceptance of such payment will not be deemed a waiver of the accepting Party's right to recover any underpayment. The Party that rendered the disputed statement will promptly investigate the dispute and will submit a corrected statement, if necessary, within thirty (30) Days after receiving notice of the dispute. If the Parties cannot agree on the disputed amount within such 30-Day period, then either Party may institute dispute resolution procedures in accordance with Article XII. If upon resolution of the dispute (whether by agreement or otherwise), a Party is determined to have underpaid the amount actually due, the Party will remit the amount due, plus interest thereon from the date such amount should have been paid until such amount has been received by the underpaid Party, calculated at the rate stated in Section 8.4 herein. If upon resolution of the dispute (whether by agreement or otherwise), a Party is determined to have overpaid the amount actually due, the Party to whom such overpayment was made will refund the excess paid, plus interest thereon from the date such amount was received by the overpaid Party until such amount has been received by the underpaid Party, calculated at the rate stated in Section 8.4 herein.

         8.4 OVERDUE PAYMENTS. Subject in all respects to Section 8.3, if either Party fails to pay the amount due the other Party when due hereunder as set forth in Section 8.2, then interest on any such unpaid and overdue amount shall accrue until paid at the Reference Rate.

         8.5 TWO YEAR LIMIT ON ADJUSTMENTS. Any statement, charge or payment under this Agreement will be deemed final unless disputed in accordance with
Section 8.3 within 24 Months from the final Business Day of the calendar year in which such statement, charge or payment was made or rendered, except for any adjustments to such statement, charge or payment due to volume adjustments of Committed Gas delivered at the Delivery Point(s) and other adjustments caused by Transporters' statements affecting payments for Committed Gas or Imbalance Charges, in which event any dispute regarding such adjustments must be made within 24 months of the final Business Day of the calendar year in which notice of such adjustment was received. Any payment with respect to a retroactive adjustment shall include an amount equal to interest on all amounts past due from the date of the initial payment at the rate set forth in Section 8.4 above.

         8.6 AUDIT. Each Party shall keep and maintain true and correct books, records, files and accounts of all information reasonably related to the transactions contemplated by this Agreement, including all measurement records, all information used to determine prices and calculate invoices, all invoices, statements and payment records (collectively, the "Records"). Each Party shall have the right, upon reasonable written notice to the other Party of not less than ten (10) Business Days, to audit the Records of the other Party at any time during reasonable business hours during the term of this Agreement and for a period of 24 Months after the Month of such Agreement's termination, to the extent necessary to determine compliance by the other Party with the terms of this Agreement, but such audit rights shall be limited to auditing such Records for the then current and three (3) preceding calendar years. Notwithstanding the foregoing, if a governmental body asserts a claim, or conducts an audit, against a Party arising from the purchase or sale of Committed Gas and that Party determines in its reasonable judgment that its response to such claim requires or would benefit from an audit of the Records of the other Party, such audit may be conducted during the term of this Agreement and for a period ending on the fifth anniversary of the event or payment forming the basis of such governmental claim. In order to accommodate such governmental audits, UPR and UPFUELS will maintain the appropriate Records for a period of not less than five (5) years. Each Party shall also have access to the Records of the other Party for purposes of responding to claims, or requests for audits, asserted by a non-governmental third Person and arising from the purchase or sale of Committed Gas.

         8.7 LETTER OF CREDIT; CREDIT ENHANCEMENT.

                  (a) INITIAL LETTER OF CREDIT REQUIREMENT. Subject to Section 8.7(d), on or before the Effective Date, UPFUELS' Affiliate, Duke Energy Trading and Marketing, L.L.C. ("DETM") shall have executed and delivered, at its sole cost and expense, one or more irrevocable standby letters of credit (the "Letter of Credit," whether one or more), issued by one or more commercial banks satisfactory to UPR, in an aggregate amount equal to the Initial Amount (hereinafter defined), and otherwise in form, term and substance satisfactory to UPR. The Initial Amount shall equal the product of (i) the average Daily quantities of Committed Gas designated for delivery by UPR in the initial Availability Report delivered to UPFUELS in accordance with Section 2.3 of this Agreement, (ii) the Contract Price estimated in good faith by UPR to be payable in respect of Committed Gas designated for delivery by UPR pursuant to clause
(i) and (iii) sixty-five (65) Days. DETM's delivery of the Letter of Credit shall be a condition precedent to the performance of UPR's obligations hereunder.

                  (b) ADJUSTMENT OF INITIAL AMOUNT. Except as otherwise provided in this Section 8.7(b), the Initial Amount shall not be subject to adjustment until April 1999, when UPR shall review the Initial Amount and all other terms of the Letter of Credit to determine whether such Initial Amount or such other terms should be adjusted in view of all commercial factors relevant to the assurance of UPFUELS' performance of its obligations under this Agreement, including but not limited to (i) DETM's creditworthiness, (ii) the general level of prices for Gas and other energy commodities and (iii) the condition of the domestic and international economy. UPR shall thereafter review the amount and other terms of the Letter of Credit not less frequently than each subsequent October and April during the term of this Agreement. Nothing in this Section 8.7(b) shall be construed to limit UPR's right to review the amount of the Letter of Credit on a more frequent basis, however, or to require such additional credit enhancement as UPR deems necessary to provide adequate assurances of UPFUELS' obligations hereunder. Notwithstanding the foregoing, the Parties agree that no adjustment shall result in a Letter of Credit with an obligation greater than the product of (x) the quantities of Committed Gas estimated in good faith to be delivered by UPR over a period of sixty-five (65) Days, (y) the Contract Price estimated in good faith by UPR to be payable in respect of such Committed Gas over such period and (z) sixty-five (65) Days.

                  (c) MAINTENANCE OF LETTER OF CREDIT. DETM shall maintain the Letter of Credit at all times during the term of this Agreement, and shall give UPR not less than sixty (60) Days' written notice by registered mail prior to the expiration of any Letter of Credit. DETM's failure to maintain the Letter of Credit in the amounts and on the terms required hereunder, or to provide UPR with any other credit enhancement required hereunder, shall be a DETM Credit Default, and shall entitle UPR to exercise the remedies set forth in Article XI, including but not limited to suspension of performance hereunder and the termination of this Agreement.

                  (d) Notwithstanding the foregoing provisions of this Section 8.7, UPR shall not require DETM to maintain a Letter of Credit as long as DETM maintains a credit rating of no lower than BBB by Standard and Poors or Baa2 by Moody's.

                           IX. DISCLAIMER AND WARRANTY

         9.1 WARRANTY. UPR warrants title to, or the right to sell, all Gas delivered to UPFUELS under this Agreement. UPR also warrants that all such Gas shall be free from all liens, encumbrances and adverse claims, other than (i) Liens as permitted under Section 2.2.7, and (ii) liens mandated by Section 9-319 of the Texas Business and Commerce Code and the statutes, if any, in other jurisdictions with like lien provisions of mandatory application.

         9.2 DISCLAIMER. EXCEPT AS MADE IN SECTION 9.1 (REGARDING UPR'S TITLE), UPR MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO COMMITTED GAS SOLD HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                X. FORCE MAJEURE

         10.1 SUSPENSION OF OBLIGATIONS. If either UPR or UPFUELS is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, except for the payment of monies owed, then upon that Party's giving notice (the initial notice may be oral notice followed by written notice within five (5) Business Days of such oral notice) and full particulars of the event of Force Majeure, then the obligations of both Parties under this Agreement shall be suspended, except for the payment of amounts owed under this Agreement, to the extent and for the period of such Force Majeure event.

         10.2 FORCE MAJEURE DEFINED. The term "Force Majeure" means an event that (i) was not within the control of the Party claiming its occurrence; and
(ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of Force Majeure include, without limitation by enumeration: acts of nature; lightning, hurricanes or storms, hurricane or storm warnings which in UPR's judgment require and result in the precautionary shut-down or evacuation of production facilities; earthquakes, epidemics, fires, floods, landslides, washouts, freezing of wells or lines of pipe used to supply Committed Gas under this Agreement and other similar severe natural calamities; events of force majeure affecting processing or fractionation plants at which Committed Gas is being processed, if such events prevent the delivery of such Committed Gas to the Delivery Point(s) provided for in this Agreement; acts of public enemy; wars; blockades; insurrections; riots; civil disturbances and arrests; strikes, lockouts or other industrial disturbances; explosions, breakage, accidents to wells, equipment, facilities or lines of pipe used to enable UPR to deliver or UPFUELS to receive Committed Gas under this Agreement; the inability or refusal of any Transporter of Gas to receive, transport or deliver Gas sold or purchased hereunder (but only if (x) such inability or refusal results from an event that is interrupting such Transporter's service to its firm customers and (y) no available alternative for the transportation of the affected Committed Gas exists); imposition by a regulatory agency, court or other governmental authority having jurisdiction, of binding laws, conditions, limitations, orders, rules or regulations that prevent or prohibit either Party from performing its obligations hereunder, provided such governmental action has been resisted in good faith by all reasonable legal means; or any other cause of a similar type whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to overcome. Force Majeure shall also include the inability to acquire, or delays in acquiring, at reasonable cost and after the exercise of reasonable diligence, any servitudes, right-of-way grants, permits or licenses required to be obtained to enable a Party hereto to fulfill its obligations hereunder.

         10.3 EXCLUSIONS. Force Majeure does not include loss of markets, a change in market prices for Gas or the interruption of interruptible transportation service.

         10.4 LABOR DISPUTES. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing Person(s) when such course is inadvisable in the discretion of the Party having the difficulty.

         10.5 MARKETING OF FORCE MAJEURE GAS. If UPFUELS is unable to take Committed Gas from any Delivery Point(s) due to the occurrence of Force Majeure, UPR, acting in a commercially reasonable manner, may market and sell such Committed Gas from the affected Delivery Point(s) to any third parties free from this Agreement and without any obligation to UPFUELS during the continuance of the Force Majeure. As soon as the Force Majeure that rendered UPFUELS unable to take Committed Gas is remedied or terminated, UPR's obligation to thereafter commence selling the Committed Gas to UPFUELS shall commence following the expiration of any agreement between UPR and third parties for the purchase of Committed Gas that UPFUELS was unable to take and that UPR subsequently marketed and sold to such parties as permitted by this Section 10.5. It is specifically understood and agreed that any such agreement between UPR and third parties shall terminate no later than the last Day of the Month in which the Force Majeure event occurred; provided, however, if the Force Majeure event has not been remedied two (2) Business Days prior to the end of such Month, or the force majeure event is not scheduled (two Business Days prior to the end of such Month) to be remedied by the first Business Day of the next succeeding Month, UPR may contract with third parties to sell such Gas in the next succeeding Month. UPR shall use commercially reasonable efforts to terminate any such agreement within a shorter period so that the Committed Gas being sold thereunder will be available for sales to UPFUELS once UPR receives notice from UPFUELS pursuant to this Section 10.5 that such Force Majeure has been remedied or terminated.

                         XI. TERM, DEFAULT AND REMEDIES

         11.1 TERM.

                  (a) GENERAL. This Agreement shall remain in full force and effect until the first to occur of: (i) the fifth (5th) anniversary of the Effective Date (it being understood that, subject to the other terms and conditions of this Agreement, this Agreement shall be automatically extended from year to year after such fifth anniversary, unless terminated by either Party upon written notice delivered to the other Party at least 180 Days prior to the last Day of the then-effective term); (ii) termination of this Agreement by UPR for a Material UPFUELS Take Default pursuant to Section 4.2.5; (iii) termination of this Agreement for other Defaults enumerated in Section 11.3(a), or (iv) upon the occurrence of a Change of Control with respect to either Party, as provided in Section 13.3.

                  (b) SURVIVAL OF OBLIGATIONS. Termination of this Agreement shall in no way relieve any Party from any obligations or liabilities accrued hereunder as of the date of termination, and any imbalances in receipts or deliveries shall be corrected to zero within sixty (60) Days after such date. In addition, all indemnity obligations of the Parties shall survive the termination of this Agreement for the maximum period prescribed by applicable law.

         11.2 DEFAULTS.

                  (a) UPFUELS DEFAULT DEFINED. Each of the following shall be deemed a "UPFUELS Default": (i) UPFUELS' failure to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, payments due from UPFUELS in respect of a UPFUELS Take Default or UPFUELS Material Take Default and any interest accrued on any amounts payable hereunder in accordance with Section 8.4) for a period of three (3) Business Days after the due date (a "UPFUELS Payment Default"); (ii) a Material UPFUELS Take Default (as defined in Section 4.2.5); (iii) the occurrence of one or more of the following events with respect to UPFUELS: (A) the entry of a decree or order for relief against UPFUELS by a court of competent jurisdiction in any involuntary case brought against UPFUELS under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for UPFUELS or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of the UPFUELS' affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law) (E) the commencement by UPFUELS of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by UPFUELS to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for UPFUELS or for any substantial part of its assets or property, or (G) the making by UPFUELS of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "UPFUELS Bankruptcy Default"); (iv) the failure of DETM to maintain the Letter of Credit, or any other credit enhancement, required under Section 8.7 (a " DETM Credit Default"); (v) the inaccuracy, in any material respect, of any representation or warranty made by UPFUELS in Section
14.11 (a "UPFUELS Representation Default"); or (vi) UPFUELS' failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (v) of this Section 11.2(a)), and if such failure is susceptible of cure before UPR suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) Days of UPFUELS' receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "UPFUELS Covenant Default").

                  (b) UPR DEFAULT DEFINED. Each of the following shall be deemed a "UPR Default": (i) UPR's failure to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, payments due from UPR in respect of a UPR Delivery Default; and any interest accrued thereon in accordance with Section 8.4) for a period of sixty (60) Days after the due date (a "UPR Payment Default"); (ii) a UPR Over-Delivery Default (as defined in Section 4.2.1), a UPR Under-Delivery Default (as defined in
Section 4.2.2) or a Material UPR Delivery Default (as defined in Section 4.2.3.), (iii) the occurrence of one or more of the following events with respect to UPR: (A) the entry of a decree or order for relief against UPR by a court of competent jurisdiction in any involuntary case brought against UPR under any Debtor Relief Laws generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for UPR or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of UPR's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law) (E) the commencement by UPR of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by UPR to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for UPR or for any substantial part of its assets or property, or
(G) the making by UPR of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "UPR Bankruptcy Default"); (iv) the inaccuracy, in any material respect, of any representation or warranty made by UPR in Section 14.10 (a "UPR Representation Default"); or (v) UPR's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iv) of this Section 11.2(b)), and if such failure is susceptible of cure before UPFUELS suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) Days of UPR's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "UPR Covenant Default").

         11.3 CONSEQUENCES OF DEFAULTS.

                  (a) GENERAL. Except as explicitly provided in this Agreement, and subject in all respects to the other terms and conditions hereof (including, without limitation, Section 4.2.6), the Party not in Default (herein referred to as an "Unaffected Party") may take such actions as it may be permitted to take under applicable law in consequence of a Default of the other Party (herein sometimes called the "Defaulting Party"), including, without limitation, the exercise of setoff rights under Section 11.4, the right to suspend further performance under this Agreement and, in the case of UPR, the right to sell all or any part of the Committed Gas to third Persons; provided, however, that the right to terminate this Agreement shall only be applicable (A) upon occurrence of a UPFUELS Bankruptcy Default or a UPR Bankruptcy Default (whereupon this Agreement shall terminate automatically and immediately), (B) upon occurrence of a UPFUELS Payment Default (whereupon this Agreement shall immediately terminate, at UPR's election, if UPR had previously given at least ten (10) Days' prior written notice to UPFUELS of UPR's intent to terminate this Agreement), (C) upon occurrence of a Material UPFUELS Take Default, as provided in Section 4.2.5 or
(D) upon occurrence of a UPFUELS Credit Default under Section 8.8, if UPR had previously given at least ten (10) Days' prior written notice to UPFUELS of UPR's intent to terminate this Agreement.

                  (b) MITIGATION OF DAMAGES. An Unaffected Party shall use commercially reasonable efforts to mitigate costs or losses as a result of a Default, including, without limitation, exercising commercially reasonable efforts to find alternative markets for Committed Gas or alternative supplies of Gas, as applicable. Similarly, a Defaulting Party shall exercise commercially reasonable efforts to minimize the harm suffered by an Unaffected Party in consequence of such Default, including providing the Unaffected Party with prompt notice of such Default so as to facilitate cover for Committed Gas not delivered or the resale of Committed Gas not taken hereunder.

                  (c) REMEDIES CUMULATIVE. Unless explicitly indicated to the contrary in this Agreement, the remedies contemplated in this Section 11.3 (including, without limitation, termination of this Agreement) are cumulative of, and may be exercised without prejudice to, any other remedies, whether at law or in equity to which an Unaffected Party may be entitled under this Agreement for any Default.

         11.4 SETOFF RIGHTS. Except as specifically set forth in Sections 8.1 and 14.8, all payments under this Agreement will be made without setoff or counterclaim; provided, however, that upon a Defaulting Party's failure to make payment of undisputed amounts on the due date, the Unaffected Party may, at its option and in its discretion, setoff against any amounts owed to the Defaulting Party under this Agreement or otherwise. The obligations of the Unaffected Party to the Defaulting Party shall be deemed satisfied and discharged to the extent of any such setoff. The Unaffected Party will give the Defaulting Party notice of any setoff made under this Section 11.4 as soon as practicable after the setoff is made, but failure to give such notice shall not affect the validity of the setoff.

                       XII. DISPUTE RESOLUTION PROCEDURES

         12.1 GENERAL DISPUTE RESOLUTION PROVISIONS.

                  (a) EXECUTIVE MEDIATION. In the event of any dispute, controversy or claim, whether based in contract, tort or otherwise, arising out of or related to this Agreement or the scope, breach, termination, performance, interpretation, construction, application, enforcement, or validity of this Agreement (a "Dispute"), the Parties to this Agreement shall promptly seek to resolve such Dispute by negotiations pursuant to this Section 12.1(a) between senior executives of the Parties who have authority to settle the Dispute and who have not been directly involved in the transactions giving rise to such Dispute. When a Party believes there is a Dispute under this Agreement, that Party will give the other Party written notice of the Dispute. Within thirty
(30) Days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of the Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name, title, fax number and telephone number of the executive who will represent that Party. If a Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional sixty (60) Days, to investigate the Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place not later than fifteen (15) Days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If one of the executives proposes to be accompanied by an attorney at any meeting, the other executive shall be given at least five (5) Business Days' notice of such intention and may also be accompanied by an attorney. All negotiations and communications pursuant to this Section 12.1(a) shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.

                  (b) INITIATION OF ARBITRATION. If the Dispute has not been resolved within sixty (60) Days after the date of the response given pursuant to
Section 12.1(a) (or such additional time, if any, that the Parties mutually agree in writing), or if the Party receiving a notice of Dispute denies the applicability of the provisions of Section 12.1(a) or otherwise refuses to participate under the provisions of Section 12.1(a), either Party may initiate binding arbitration pursuant to the provisions of Section 12.1(c) below.

                  (c) ARBITRATION PROCEDURES. All Disputes not resolved by agreement of the Parties shall be submitted to binding arbitration in accordance with the following provisions of this paragraph. This arbitration agreement is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. section 1, et seq. (The "Arbitration Act"). It is further expressly agreed that upon request of either Party a judgment shall be entered by any court of competent jurisdiction upon any award made pursuant to an arbitration hereunder. All Disputes shall be resolved by arbitration in accordance with the American Arbitration Association's Commercial Arbitration Rules, as amended and effective as of November 1, 1993 (the "Rules"), except as mutually agreed to the contrary by the Parties, and except as specified below.

                           (i) EXPEDITED PROCEDURES. Regardless of the amount in dispute, the Expedited Procedures of the Rules shall not be utilized without the agreement of both Parties. However, the arbitrator shall hear and determine preliminary motions with respect to any issues of law asserted by a party to be dispositive of any claim, in whole or in part, in the manner of a court hearing and acting upon a motion to dismiss for failure to state a claim or for summary judgment.

                           (ii) LOCATION. In the absence of agreement by both Parties to another locale, the arbitration shall be held in Fort Worth, Texas. In no event will the American Arbitration Association or JAMS Endispute, Inc. ("JAMS") have the power to decide the locale of the arbitration.

                           (iii) SELECTION OF ARBITRATOR. Arbitration shall be initiated by formal written notice from either Party to the other Party describing in reasonable detail the Dispute and naming three persons that the Party giving such notice (the "Initiating Party") will accept as an arbitrator to resolve the matter. Within ten (10) Days of receipt of said notice, the Party receiving the notice (the "Receiving Party") shall either agree to one of the three proposed arbitrators, or the Parties will confer and attempt to agree upon another person to arbitrate the Dispute. If these steps do not result in the selection of an arbitrator, then either the Initiating Party or the Receiving Party may request that JAMS provide to both the Initiating Party and the Receiving Party, in writing, a panel of seven names from JAMS' panel of commercial arbitrators. All members of the panel submitted by JAMS shall be United States nationals who are attorneys licensed to practice in the highest court of one or more states of the United States of America or the District of Columbia who have at least fifteen years of experience as a practicing attorney primarily involving the oil and gas industry or who are judges or former judges with at least fifteen years experience as a judge, and JAMS shall be requested to cause the panel to state the qualifications of each member of the panel satisfying these requirements. Within five (5) Days of receipt of this panel, the Initiating Party shall strike three names from the panel and forward it to the Receiving Party. The Receiving Party shall then strike three additional names from the panel and forward the remaining name to JAMS (with a copy to the Initiating Party) within five (5) Days of receipt of the stricken panel. The name forwarded to JAMS shall be the neutral arbitrator appointed to hear the Dispute. Either the Initiating Party or Receiving Party may object to an entire panel and request that JAMS provide a new panel by giving written notice of the request and the reason therefor to JAMS and the other party within three (3) Days after receipt of such panel. Such notice may be given by telecopy, by delivery in hand, or by depositing same in the United States Postal Service, properly addressed and stamped, as certified mail, but only one such request may be made regardless of which Party initiates the request. In no event may JAMS appoint an arbitrator.

                           (iv) ARBITRATOR'S DECISION FINAL. The decision of the arbitrator, which shall be rendered within thirty (30) Days after the conclusion of the hearings conducted pursuant to this Section 12.1, shall be final and binding on both Parties; provided that the arbitrator shall not have the authority or power to award punitive or exemplary damages, and each of the Parties expressly waives and relinquishes any right to recover or receive punitive or exemplary damages in connection with any Dispute. Any decision of the arbitrator, whether preliminary or final, shall be in a writing signed by the arbitrator and shall contain the findings of fact and conclusions of law upon which the decision is based.

                           (v) SELECTION OF NEW ARBITRATOR. If for any reason, the selected arbitrator is unable to perform his or her duties, JAMS may, on proof satisfactory to it or based on the agreement of the Initiating Party and Receiving Party, declare the position vacant. In the event of such a vacancy, the provisions of Section 12.1(c)(iii) shall be followed to select a new arbitrator.

                           (vi) HEARINGS. The arbitrator shall set the date and time of each hearing hereunder. The first hearing shall take place within twenty-five (25) Days following the arbitrator's appointment, and the arbitration proceeding shall be concluded not later than ten
         (10) Days after the date of the first hearing. JAMS shall give ten (10) Days' notice to the Initiating Party and Receiving Party of the first hearing unless otherwise agreed.

                           (vii) STENOGRAPHIC RECORD. Either the Initiating Party or the Receiving Party may request a stenographic record be made of all hearings hereunder. The cost of such stenographic record shall be shared equally by the Initiating Party and the Receiving Party.

                           (viii) PRIVACY. The arbitrator will ensure the privacy of the hearings hereunder to the maximum extent allowed by law. Both the Initiating Party and the Receiving Party shall be entitled to attend all hearings. At the request of either the Initiating Party or the Receiving Party, all persons who are not executives of a Party shall be excluded from the hearings, except for the attorneys for the Initiating Party and Receiving Party, the stenographer (if any), and persons who are witnesses when actually called to testify. Unless otherwise agreed by the Parties, and except as reasonably required to enforce or implement or exercise any right of appeal provided by law from the decision of the arbitrator, the decision of the arbitrator and the evidence and arguments presented to the arbitrator (to the extent not otherwise generally known or regularly disseminated) shall be maintained in confidence by the Parties.

                           (ix) FEES AND EXPENSES. The Initiating Party and Receiving Party shall share equally the arbitrator's fees and expenses and any charges of JAMS. Otherwise, except for the cost of the stenographic record, each of the Initiating Party and the Receiving Party shall bear their own costs.

         (d) ALTERNATE SELECTOR OF PANEL. If JAMS ceases to function or is otherwise unable or unavailable to provide a panel from which the Parties can select an arbitrator pursuant to Section 12.1(c), the Parties will utilize the Center for Public Resources (New York, New York) to obtain a panel for such purpose; and in such circumstance all references to JAMS in Section 12.1(c) shall be deemed to refer to the Center for Public Resources.

         12.2 SPECIAL PROVISIONS APPLICABLE TO PRICE DISPUTES. The provisions of this Section 12.2 shall apply to disputes relating to the determination of the Contract Price, including, without limitation, issues relating to the choice of an applicable Index, Index Price or the determination of Index Price Adjustments (all such disputes being hereinafter called "Price Disputes").

The arbitrator shall be selected in accordance with Section 12.1. Each Party shall submit its proposed outcome to the arbitrator within ten (10) Business Days after the arbitrator's selection. Within forty-five (45) Days after his selection and appointment, the arbitrator shall select and adopt either UPR's proposal or UPFUELS' proposal, without modification or compromise. The arbitrator shall make his decision as follows: (i) in any Price Dispute over an Index, the arbitrator shall decide which of the proposed Indexes presented to the arbitrator best represents the 30-Day spot market price for Gas of like quantities and quality at the applicable Delivery Point(s), (ii) in any Price Dispute over Index Price Adjustments, the arbitrator shall decide which proposed Index Price Adjustment presented to the arbitrator best represents the differentials reasonably necessary to adjust the Index Price for Gas to accurately reflect the 30-Day spot market price for Gas of like quantities and quality at the Delivery Point(s) in question, and (iii) in all other Price Disputes, the arbitrator shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Price Dispute under consideration. The applicable Contract Price during the arbitration shall be the Contract Price being paid on the day before the Price Effective Date. Upon the conclusion of the arbitration, such Contract Price, if it has changed as a result of the arbitrator's decision, shall be adjusted retroactive to the Price Effective Date. Unless explicitly provided otherwise in this Section 12.2, the other provisions of this Article XII shall be applicable to all Price Disputes.

         12.3 SPECIAL PROVISIONS APPLICABLE TO DISPUTES FOR LESS THAN ONE MILLION DOLLARS. The provisions of this Section 12.3 shall apply to disputes, which are not Price Disputes, relating to matters with a value of less than one million dollars ($1,000,000) (all such disputes being hereinafter called "Special Disputes"). The arbitrator shall be selected, and fees and expenses paid, in accordance with Section 12.1. Each Party shall submit its proposed outcome to the arbitrator within ten (10) Business Days after the arbitrator's selection. Within forty-five (45) Days after his selection and appointment, the arbitrator shall select and adopt either UPR's proposal or UPFUELS' proposal, without modification or compromise. The arbitrator shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Special Dispute under consideration.

            XIII. NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY UPR;
                               CHANGES OF CONTROL

         13.1 NON-ASSIGNABILITY. Except as provided in Section 13.2 below, neither this Agreement nor any obligation of a Party under this Agreement are assignable without the prior written consent of the other Party, which consent may be withheld in its sole discretion for any reason, except to Affiliates, in which case the assigning Party shall remain liable for its obligations hereunder.

         13.2 TRANSFER OF INTEREST. UPR shall have the right to convey interest in oil and gas leases from which Committed Gas is being produced, together with all associated real and personal property and fixtures (such interests being herein referred to as the "UPR Interests") to a Person who is not an Affiliate without the consent of UPFUELS. At UPR's option, the affected UPR Interests shall either remain subject to this Agreement, and Gas produced from such UPR Interests shall remain Committed Gas for all purposes under this Agreement, or shall remain Committed Gas pursuant to a separate agreement executed by UPFUELS and UPR's successor in interest and containing terms and conditions substantially identical to this Agreement. If UPR elects to convey UPR Interests subject to this Agreement, the documents evidencing the conveyance of such UPR Interests shall specifically identify this Agreement and obligate UPR's successor in interest to ratify and adopt this Agreement insofar as it applies to the UPR Interests acquired by UPR's successor in interest. If UPR elects to require its successor in interest to execute an agreement substantially identical to this Agreement, such agreement shall be executed contemporaneously with the documents evidencing the conveyance of such UPR Interests. Notwithstanding the foregoing, UPR shall have the right to convey UPR Interests to a Person who is not an Affiliate free and clear of this Agreement if such UPR Interests, when combined with any other UPR Interests contemporaneously conveyed to such Person, produced an average of 200 MMBtu per Day, or less, over the six Month period ending ninety (90) Days prior to the effective date of the conveyance of the relevant UPR Interests.

         13.3 CHANGE OF CONTROL. A Party affected by a Change of Control shall give the other Party written notice thereof not later than fifteen (15) Days after the occurrence of such Change of Control. If a Change of Control occurs with respect to either Party during the term of this Agreement, the other Party shall have the right to terminate this Agreement by providing the Party affected by such Change of Control with written notice as provided herein. Such other Party shall provide the affected Party with written notice of termination of this Agreement not later than thirty (30) Days after receipt of the affected Party's notice hereunder, and termination of this Agreement pursuant to this
Section 13.3 shall be effective on the first Day of the Month following the Month in which the Party affected by the Change of Control receives terminating Party's notice; provided, however, that if the affected Party fails to timely give written notice of the Change of Control, the other Party may give written notice of termination of this Agreement at any time following its discovery or knowledge of such Change of Control. "Change of Control" shall mean:

                  (a) with respect solely to, a Party or its Affiliates, any person or "group" (as determined for purposes of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or under any successor rule or regulation, being herein referred to as the "Regulation") shall have acquired "beneficial ownership" (as determined for purposes of such Regulation) of a Party's or its Affiliate's securities (i) representing 25% or more of the combined voting power of such Party's or Party's Affiliates then-outstanding securities or (ii) having voting power sufficient to elect a majority of the board of directors or other similar governing body of such Party or its Affiliates;

                  (b) any statutory merger, consolidation or exchange of such Party's, or its Affiliate's shares or interests (other than a merger, consolidation or share exchange with an Affiliate of such Party) in which either
(i) such Party, or its Affiliates, will not be the surviving Person; or (ii) such Party, or its Affiliates will be the surviving Person and any outstanding shares of its common stock or member interests, as the case may be, will be converted into shares, member interests or other ownership interests of any other Person (other than an Affiliate of such Party); or

                  (c) a Party's shareholders, or a Party's Affiliate (i) approve any plan or proposal for the disposition or other transfer of all or substantially all the assets of such Party, whether by means of a merger, reorganization, liquidation or dissolution or otherwise; or (ii) with respect solely to UPR, UPFUELS, or Affiliates of either UPR or UPFUELS, dispose of, or become obligated to dispose of, 25% or more of the outstanding capital stock or interests of such Party or Party's Affiliate by tender offer or otherwise.

                  (d) Notwithstanding the foregoing Sections 13.3(a), (b), or
(c), no Change of Control shall be deemed to have occurred with respect to UPFUELS as long as UPFUELS' ultimate parent, Duke Energy Corporation ("Duke") has directly or indirectly, control, and more than fifty percent (50%) of the combined voting power of UPFUELS or voting power sufficient to elect a majority of the governing body of UPFUELS, and Duke or Mobil Oil Corporation, individually or in any combination, have, directly or indirectly, control, and more than fifty percent (50%) of the combined voting power of member interests of UPFUELS' affiliate, Duke Energy Trading and Marketing, L.L.C. ("DETM") or voting power sufficient to elect a majority of the management committee or other governing body of DETM.

                  (e) It is specifically understood and agreed that a Party may not avoid the application of this Section 13.3 directly, or by any indirect means, whether by use of one or more Affiliates, agents or designees, by contract or otherwise.

                               XIV. MISCELLANEOUS

         14.1 NO CONTINUING WAIVER. The waiver by either Party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

         14.2 GOVERNMENT REGULATION. This Agreement is subject to all present and future valid and applicable laws, orders, rules and regulations of any regulatory body of the federal government or any state, county or local governmental body having jurisdiction.

         14.3 EXCLUSION OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS.

         14.4 NOTICES. Unless otherwise explicitly provided herein, all notices provided for in this Agreement shall be in writing and shall be (i) delivered in person or by messenger, (ii) mailed by Federal Express or similar private courier service, (iii) sent by United States certified mail (return receipt requested), postage prepaid, (iv) by facsimile, telex or telecopier, or (v) by any other commercially reasonable means, to the addresses of the Parties set forth below or to such other addresses as either Party may designate in writing to the other Party. All notices given hereunder shall be effective on the date of actual receipt at the appropriate address. Notice given pursuant to clause
(iv) shall be effective (A) upon actual receipt if received during recipient's normal business hours, or (B) at the beginning of the next Business Day after receipt if received after the recipient's normal business hours.

         UPR: NOTICES AND CORRESPONDENCE:

                           Union Pacific Resources Company
                           P. O. Box 7, MS 4100
                           Fort Worth, Texas 76101-0007
                           Attention: _________________
                           Telephone: (817) 877-7543
                           Fax: (817) 877-7522


                           INVOICES AND STATEMENTS:

                           Union Pacific Resources Company
                           P. O. Box ________
                           Fort Worth, Texas 76____
                           Attention: _____________
                           Telephone: (817) ___-_____
                           Fax: (817) ___-____

                           UPR AUTHORIZED TRADERS:
                           [names, addresses, telephone and fax numbers; consider including E-Mail]

         UPFUELS: NOTICES AND CORRESPONDENCE:

                           UPFUELS
                           P. O. Box 901027
                           Fort Worth, Texas 76101
                           Attention: Marketing Department
                           Telephone: (817) 255-6000
                           Fax: (___) ___-_____

                           INVOICES AND STATEMENTS:

                           UPFUELS
                           P. O. Box 901027
                           Fort Worth, Texas 76101
                           Attention: Marketing Department
                           Telephone: (817) 255-6000
                           Fax: (___) ___-_____

                           UPFUELS AUTHORIZED TRADERS:
                           [names, addresses, telephone and fax numbers; consider including E-Mail]


         14.5 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE VENUE OF ANY PROCEEDING TO COMPEL ARBITRATION SHALL BE IN THE UNITED STATES FEDERAL COURT FOR THE NORTHERN DISTRICT OF TEXAS - FORT WORTH DIVISION.

         14.6 INTEGRATION. This Agreement sets forth all understandings of UPFUELS and UPR with respect to the purchase and sale of Committed Gas. All other agreements, oral or written, concerning such purchase and sale are merged into and superseded by this Agreement. No waiver of rights hereunder, or modification or amendment hereof shall be effective unless in writing and signed by both Parties.

         14.7 CONFIDENTIALITY.

                  (a) PARTIES' OBLIGATIONS. The terms of this Agreement, including, but not limited to, the Contract Price and information exchanged or disclosed by the Parties pursuant to the dispute resolution procedures of
Article XII and all other information exchanged by the Parties hereunder, will be kept confidential by the Parties unless (i) such information becomes known to the public at large without breach of this Agreement, (ii) a Party is obligated to disclose such information to a Transporter or other third Person for the purpose of effectuating the sale and transportation of Gas pursuant to this Agreement, (iii) a Party is obligated to disclose such information to meet applicable securities or commodity exchange requirements, (iv) a Party is obligated to disclose such information to meet regulatory filing requirements,
(v) a Party is obligated to disclose such information to comply with mandatory document production requirements under federal or state Rules of Civil Procedure, a subpoena or other order of judicial or administrative tribunal,
(vi) as agreed in writing by the non-disclosing Party, or (vii) a Party is obligated to disclose such information to comply with a request made by a Lender or an investment bank underwriting an offering of securities by a Party.

                  (b) HANDLING OF REQUEST FOR DISCLOSURE. If either Party believes that it may be required to disclose information concerning this Agreement that is to be kept confidential pursuant to Section 14.7(a) (iii) -
(vi), the disclosing Party will notify the other Party in writing as soon as practicable in advance of disclosure, specifying the nature of the request and the information to be disclosed. To the extent permitted under statutes, rules, regulations or contractual provisions applicable to the disclosure request, the Party required to make disclosure will assert any available privilege permitting non-disclosure of the information that is to be kept confidential hereunder, or request confidential treatment of the disclosed information, including exemption from public disclosure under applicable "open records" and "freedom of information" statutes. The Party disclosing information required to be kept confidential under Section 14.7 shall use commercially reasonable efforts to obtain from the Person to whom disclosure of such information is made an agreement, to be signed by such Person and any employee, agent, officer, director or independent contractor of such Person to whom disclosure shall be made, such agreement to have terms and conditions substantially the same as those set forth in this Section 14.7.

                  (c) RESPONSIBILITY FOR CONFIDENTIALITY. Each Party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, and agents for maintaining the confidentiality commitments of this Article, but will be required in that regard only to exercise such care in maintaining the confidentiality of this Agreement as it normally exercises in preserving the confidentiality of its other commercially sensitive documents.

         14.8 TAXES.

                  (a) UPR RESPONSIBILITY. The Contract Price to be paid by UPFUELS to UPR for Committed Gas purchased and sold hereunder is inclusive of the reimbursement of one hundred percent (100%) of all state severance Tax reimbursement, as well as all other production, severance, ad valorem, and/or similar Taxes levied on or applicable to the Committed Gas at or prior to the Delivery Point(s). UPR shall be liable for all Taxes applicable to the Committed Gas upstream of the Delivery Point(s), and shall pay, cause to be paid, or reimburse UPFUELS if UPFUELS has paid, such Taxes. If UPFUELS is required to pay such Taxes, UPFUELS shall describe such Taxes in reasonable detail on the statement provided to UPR pursuant to Section 8.1, and shall be entitled to deduct the amount of such Taxes from amounts paid to UPR thereunder. UPR shall indemnify, defend and hold harmless UPFUELS from all claims, damages, demands and other costs or losses in respect of Taxes for which UPR is liable. If UPFUELS is required by law to collect any such Taxes and UPR claims an exemption from such Taxes, UPR shall, upon UPFUELS' request, furnish UPFUELS with a copy of UPR's exemption certificate, or other reasonably satisfactory evidence of UPR's exemption.

                  (b) UPFUELS RESPONSIBILITY. The Contract Price does not include Taxes applicable to the Committed Gas at and after delivery of the Committed Gas at the Delivery Point(s). UPFUELS shall be liable for all Taxes applicable to the Committed Gas at and downstream of the Delivery Point(s), and shall pay, cause to be paid, or reimburse UPR if UPR has paid, such Taxes. If UPR is required to pay such Taxes, UPR shall provide UPFUELS with an invoice describing such Taxes in reasonable detail, and shall be reimbursed therefor within ten (10) Business Days of the date of such invoice, or may deduct the amount of such Taxes from amounts payable to UPFUELS under this Agreement. UPFUELS shall indemnify, defend and hold harmless UPR from all claims, damages, demands and other costs or losses in respect of Taxes for which UPFUELS is liable. If UPR is required by law to collect any such Taxes and UPFUELS claims an exemption from such Taxes, UPFUELS shall, upon UPR's request, furnish UPR with a copy of UPFUELS' exemption certificate, or other reasonably satisfactory evidence of UPFUELS' exemption.

         14.9 CONSTRUCTION OF AGREEMENT.

                  (a) GENERAL PRINCIPLES. In construing this Agreement, the following principles shall be followed:

                           (1) no consideration shall be given to the fact or
presumption that one Party had a greater or lesser hand in drafting this Agreement;

                           (2) examples shall not be construed to limit,
expressly or by implication, the matter they illustrate;

                           (3) the words "includes," "including" and their
respective syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

                           (4) the plural shall be deemed to include the
singular and vice versa, as applicable;

                           (5) the term "Party" shall refer to all Affiliates of
such Party unless the context specifically indicates to the contrary; and

                           (6) each exhibit, attachment, and schedule to this
Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

                  (b) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision agreeable to both Parties which is as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and may be legal, valid and enforceable.

                  (c) RELATIONSHIP OF PARTIES. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

         14.10 REPRESENTATIONS AND WARRANTIES OF UPR. UPR hereby represents and warrants to UPFUELS that on and as of the date hereof:

                  (a) It is duly formed and validly existing and, to the extent it is a corporation, in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement;

                  (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

                  (c) It has all the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder;

                  (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate (i) any of the material provisions of its articles of incorporation, bylaws or other organizational documents, (ii) any material agreement pursuant to which it or its properties are bound or (iii) to its knowledge, any material applicable laws; and

                  (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

         14.11 REPRESENTATIONS AND WARRANTIES OF UPFUELS. UPFUELS hereby represents and warrants to UPR that on and as of the date hereof:

                  (a) It is duly formed and validly existing and in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement;

                  (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

                  (c) It has all the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder;

                  (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, breach or violate
(i) any of the material provisions of its articles of incorporation, bylaws or other organizational documents, (ii) any material agreement pursuant to which it or its properties are bound or (iii) to its knowledge, any material applicable laws; and

                  (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

         14.12 NO THIRD PARTY BENEFICIARIES. Any agreement herein contained, express or implied, shall be only for the benefit of the Parties and their respective successors and permitted assigns, and such agreements or assumptions shall not inure to the benefit of any other Person whatsoever, it being the intention of the Parties that no Person shall be deemed a third-party beneficiary of this Agreement.

         14.13 FURTHER ASSURANCES. Each Party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to each of them, in order to effectuate the purposes of this Agreement.

         14.14 EXHIBITS. The Parties expect that the Exhibits to this Agreement will be agreed upon and completed prior to the Effective Date and the Parties agree that the absence of a completed Exhibit at the time this Agreement is executed by the Parties shall not affect the enforceability of this Agreement at any time. In the event an Exhibit is not completed at the time this Agreement is executed, a pro forma Exhibit shall be attached setting forth the form and content of the Exhibit to be completed.

         IN WITNESS WHEREOF, this Agreement is executed on the 20th day of November, 1998, but effective as of the Effective Date.


UNION PACIFIC RESOURCES COMPANY         UNION PACIFIC FUELS, INC.

By:                                     By:
   ----------------------------            ---------------------------
Name:  V. Richard Eales                 Name:  D.W. Niemic
     --------------------------              -------------------------
Title: Executive Vice President         Title: President
      -------------------------               ------------------------





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